EXHIBIT 4.1

SPANSION LLC,

as Issuer,

the Guarantors party hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

INDENTURE

Dated as of May 18, 2007

$550,000,000

Senior Secured Floating Rate Notes Due 2013

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.08; 7.10
	(b)(i)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.06
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)	7.08
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06
	(d)	7.06
314	(a)	4.17
	(b)	N.A.
	(c)(1)	N.A.
	(c)(2)	N.A.
	(c)(3)	N.A.
	(d)	N.A.
	(e)	N.A.
	(f)	N.A.
315	(a)	7.01	(b)
	(b)	7.05
	(c)	7.01	(a)
	(d)	7.01	(c)
	(e)	6.12
316	(a) (last sentence)	2.10
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.08
	(c)	8.04	(b)
317	(a)(1)	6.09
	(a)(2)	6.10
	(b)	2.05; 7.12
318	(a)	N.A.

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

i

INDENTURE, dated as of May 18, 2007, is among SPANSION LLC, a Delaware limited liability company, as issuer (the “Issuer”), SPANSION INC., a Delaware corporation, as guarantor (“Parent”), SPANSION TECHNOLOGY INC., a Delaware corporation, as guarantor (“Intermediate Holdco” and together with Parent and any other Person that Guarantees the Notes from time to time, the “Guarantors”), the other Guarantors party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“2016 Debentures” means the $180.0 million aggregate principal amount of the Issuer’s 2.25% Exchangeable Senior Subordinated Debentures Notes due 2016.

“2016 Notes” means the $250.0 million aggregate principal amount of the Issuer’s 11.25% Senior Notes due 2016.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Issuer or any Restricted Subsidiary and used in a Related Business;

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary from any Person other than the Issuer or an Affiliate of the Issuer; provided, however, that such Restricted Subsidiary is primarily engaged in a Related Business; or

(c) Capital Stock of a Permitted Joint Venture; provided however, that the acquisition of such Capital Stock is permitted by Section 4.10.

“Additional Notes” has the meaning set forth in Section 2.01.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b) any other Person who is a director or executive officer of:

(i) such specified Person;

(ii) any Subsidiary of such specified Person; or

(iii) any Person described in clause (a) above.

For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.15(a).

“Agent” means any Registrar, Paying Agent, or agent for service or notices and demands.

“Agent Member” means a member of, or a participant in, the Depository.

“Allocable Excess Proceeds” has the meaning set forth in Section 4.12(c).

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other Property of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(i) any disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary,

(ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.10,

(iii) any disposition effected in compliance with Section 5.01,

(iv) the sale or other disposition of cash or Cash Equivalents,

(v) the exchange of assets held by the Issuer or a Restricted Subsidiary of the Issuer for assets held by any Person (including Capital Stock of such Person), provided that (A) the assets received by the Issuer or such Restricted Subsidiary of the Issuer in any such exchange will immediately constitute, be part of or used in a Related Business, and (B) any such assets received are of a comparable Fair Market Value to the assets exchanged,

(vi) any disposition in a single transaction or series of related transactions of assets for aggregate consideration of less than $10.0 million, and

(vii) any disposition of surplus, discontinued, damaged or worn-out equipment or other immaterial assets no longer used in the ongoing business of the Issuer and its Restricted Subsidiaries.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and (b) in all other instances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bank Collateral Agent” means the administrative agent under the Revolving Credit Agreement.

“Bank Obligations” means all Obligations secured by Liens on the Collateral that rank senior to the Liens on the Notes with respect to the Secondary Collateral and junior to the Liens on the Notes with respect to the Primary Collateral, including Obligations under the Revolving Credit Agreement; provided that the amount of Debt in respect of such Obligations does not exceed the applicable Revolver Cap Amount.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law or law of any other jurisdiction relating to bankruptcy, insolvency, winding-up, liquidation, reorganization or relief of debtors.

“Board of Directors” means the board of directors or board of managers of the referent person. Unless the context otherwise requires, “Board of Directors” shall refer to the managing member or Board of Directors, as applicable, of the Issuer.

“Board Resolution” means a copy of a resolution of the Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Issuer from the issuance or sale (other than to a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees) by the Issuer of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Collateral Account” means the account to be established under the Pledge and Security Agreement to hold proceeds of Primary Collateral to the extent required hereby, which account will be secured by a first priority lien for the benefit of the holders of the Notes.

“Cash Equivalents” means any of the following:

(a) United States dollars, Japanese yen or euros;

(b) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(c) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank or any commercial bank in Japan or a member state of the European Union having capital and surplus in excess of $500.0 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper, having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(f) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

(g) in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

“Casualty Event” means any damage to, or destruction of, any real or personal property or improvements that constitute Collateral.

“Casualty Proceeds” means (i) with respect to any Condemnation Event, all awards or payments received by the Issuer or any Guarantor by reason of such Condemnation Event, including all amounts received with respect to any transfer in lieu or anticipation of such Condemnation Event or in settlement of any proceeding relating to such Condemnation Event, and (ii) with respect to any Casualty Event, all insurance proceeds or payments with respect to Collateral which the Issuer or any Guarantor receives under any insurance policy by reason of such Casualty Event, plus the amounts of any deductibles under insurance policies with respect to Collateral and, if the Issuer or any Guarantor fails to maintain any insurance policy with respect to Collateral, the amounts which would have been available thereunder with respect to such Casualty Event had the Issuer or such Guarantor maintained an insurance policy.

“Certificate of Beneficial Ownership” means a certificate substantially in the form of Exhibit H.

“Certificated Note” means a Note in registered individual form without interest coupons.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Parent; or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Parent and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a

Wholly Owned Restricted Subsidiary), shall have occurred or Parent merges or consolidates with or into any other Person or any other Person merges or consolidates with or into Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Parent is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(i) the outstanding Voting Stock of Parent is reclassified into or exchanged for other Voting Stock of Parent or for Voting Stock of the Surviving Person; and

(ii) the holders of the Voting Stock of Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Parent or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of Parent was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Parent then in office;

(d) Parent ceases to directly or indirectly own 100% of the Capital Stock of the Issuer or any successor-in-interest to the Issuer; or

(e) the stockholders of Parent or the Issuer shall have approved any plan of liquidation or dissolution of Parent or the Issuer, except, with respect to the Issuer, in connection with the merger of the Issuer with Intermediate Holdco.

“Change of Control Offer” has the meaning set forth in Section 4.08(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.08(b).

“Change of Control Purchase Price” has the meaning set forth in Section 4.08(a).

“Claim” has the meaning set forth in Section 7.07.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Primary Collateral and the Secondary Collateral, but in all cases shall exclude the Excluded Property.

“Collateral Agent” means the Trustee in its capacity as the Collateral Agent or any collateral agent appointed by the Trustee pursuant to the Indenture and the Security Documents.

“Collateral Requirement” means the requirement that:

(1) all documents and instruments, including Uniform Commercial Code financing statements and mortgages, required by law to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens as valid Liens with priority set forth in the Security Documents free of any other Liens except for Permitted Liens, shall have been filed, registered or recorded; and

(2) the Collateral Agent shall have received, with respect to each property subject to a mortgage, counterparts of a mortgage duly executed and delivered by the record owner of such mortgaged property, a lender’s title insurance policy insuring the lien of each mortgage, an existing survey of the mortgaged property and the Opinions of Counsel required pursuant to Section 4.17(c).

“Commission” means the U.S. Securities and Exchange Commission.

“Condemnation Event” means any condemnation or other taking or temporary or permanent requisition of any Collateral, any interest therein or right appurtenant thereto, or any change of grade affecting any Collateral, as the result of the exercise of any right of condemnation or eminent domain. A transfer to a governmental authority in lieu or anticipation of condemnation shall be deemed to be a Condemnation Event.

“Consolidated Cash Flow” means, for any period, an amount equal to, for the Issuer and its Consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(i) the provision for taxes based on income or profits or utilized in computing net loss;

(ii) Consolidated Fixed Charges;

(iii) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Issuer and its Consolidated Restricted Subsidiaries for such period; and

(iv) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period); minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Issuer and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Issuer and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b) all current maturities of long-term Debt.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of Consolidated Cash Flow for the most recent four consecutive fiscal quarters for which internal financial statements are available; to

(b) Consolidated Fixed Charges for such four fiscal quarters;

provided, however, that:

(i) if

(A) since the beginning of such period the Issuer or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Fixed Charges for such four-quarter period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such four-quarter period; provided that, in the event of any such Repayment of Debt, Consolidated Cash Flow for such period shall be calculated as if the Issuer or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt; and

(ii) if

(A) since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person, that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period, shall have made such an Asset Sale, Investment or acquisition, then Consolidated Cash Flow for such four-quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such four-quarter period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Issuer shall be deemed, for purposes of clause (i) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Fixed Charges” means, for any period, the total interest expense of the Issuer and its Consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuer or its Restricted Subsidiaries, without duplication,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance costs, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees) related to Interest Rate Agreements,

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations, and

(j) interest actually paid by the Issuer or any Restricted Subsidiary under any Guarantee of Debt of any other Person.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its Consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (c) below, equity of the Issuer and its Consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Issuer, except that, subject to the exclusion contained in clause (d) below, the equity of the Issuer and its Consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (i) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b));

(c) any gain or loss realized upon the sale or other disposition of any Property of the Issuer or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(d) any net after-tax extraordinary gain or loss;

(e) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss;

(f) the cumulative effect of a change in accounting principles;

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Issuer or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Issuer (other than Disqualified Stock);

(h) any cash or non-cash expenses attributable to the closing of manufacturing facilities or the lay-off of employees, in either case which are recorded as “restructuring and other special charges” in accordance with GAAP; and

(i) gains or losses due to fluctuations in currency values and the related tax effect.

Notwithstanding the foregoing, for purposes of Section 4.10 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clause (a)(iii)(D) thereof.

“Consolidated Net Tangible Assets” means Total Assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Issuer and its Restricted Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over Fair Market Value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Issuer immediately preceding the Issue Date as a result of a change in the method of evaluation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Issuer or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Restricted Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereinafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 707 Wilshire Blvd., 17th Floor, Los Angeles, CA 90017, Attention: Maddy Hall, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal Corporate Trust Office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Covenant Defeasance” has the meaning set forth in Section 9.01(b).

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case as any such facility may be revised, restructured or Refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under Section 4.09), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or Refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters or credit, together with related documents thereto (including, without limitation, any guaranty agreements and security documents). Notwithstanding the foregoing, Credit Facilities shall not include Debt of the Issuer evidenced by the Notes (excluding any Additional Notes) issued on the date of the Indenture, the 2016 Notes outstanding on the Issue Date or the 2016 Debentures outstanding on the Issue Date.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(i) debt of such Person for borrowed money; and

(ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons, and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(i) zero if such Hedging Obligation has been Incurred pursuant to Section 4.09(b)(vi) or (vii); or

(ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depository” or “DTC” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Issuer, which Person must be a clearing agency registered under the Exchange Act.

“Disqualified Stock” means any Capital Stock of the Issuer or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), 123 days following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Issuer held by Persons other than a Restricted

Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Issuer.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Restricted Subsidiary.

“DTC Legend” means the legend set forth in Exhibit D.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Proceeds” has the meaning set forth in Section 4.12(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” means property of the types referred to as excluded from collateral in clauses (i) through (v) of the proviso in Section 3.01 of the Pledge and Security Agreement as in effect on the Issue Date.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Issuer, or

(b) if such Property has a Fair Market Value in excess of $25.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution dated within 30 days of the relevant transaction.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof.

“Foreign Tangible Assets” means the Total Assets of the Issuer’s Foreign Restricted Subsidiaries, calculated on a combined basis (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) and, to the extent otherwise included, less the amounts of (without duplication):

(a) the excess of cost over Fair Market Value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Issuer immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than any Foreign Restricted Subsidiary;

(e) treasury stock; and

(f) Investments in and assets of Unrestricted Subsidiaries.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Global Note” means a Note in registered global form without interest coupons.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), provided, however, that the term “Guarantee” shall not include:

(i) endorsements for collection or deposit in the ordinary course of business; or

(ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment”.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) Parent, (ii) Intermediate Holdco and (iii) each other Person that Guarantees the Notes until such time as such Person is released from its Guarantee.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered in the Note register.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Issuer (other than Revolving Credit Agreement Debt) and (ii) has Total Assets (as determined in accordance with GAAP) of less than 2.5% of the Issuer’s Total Assets (measured at the end of the most recent fiscal period for which internal financial statements are available on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since such balance sheet date).

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

“Indenture” means this Indenture as amended, restated or supplemented from time to time.

“Independent Financial Advisor” means an investment banking firm of national standing or any third-party appraiser with national standing in the Untied States, provided that such firm or appraiser is not an Affiliate of the Issuer.

“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act and any Notes issued in replacement thereof.

“Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“Initial Purchasers” means Banc of America Securities LLC and Deutsche Bank Securities Inc.

“Institutional Accredited Investor” or “IAI” shall have the meaning specified in Rule 501(a)(1), (2), (3) or (4) of Regulation D under the Securities Act.

“Institutional Accredited Investor Certificate” means a certificate substantially in the form of Exhibit G.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date among Bank of America, N.A., as Bank Collateral Agent, and the Trustee, as trustee and the Collateral Agent under the Notes, and as acknowledged by the Issuer and each other Guarantor named therein, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means March 1, June 1, September 1 and December 1 of each year.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Intermediate Holdco” means the party named as such in the first paragraph of the Indenture until a successor replaces such party pursuant to Article Five and thereafter means the successor.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 4.10 and 4.16 and the definition of “Restricted Payment,” the term “Investment” shall include (a) upon the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary, the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Issuer or such other Restricted Subsidiary, and (b) at the time that a Subsidiary of the Issuer is designated an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary; provided, however, that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation (proportionate to the Issuer’s equity interest in such Subsidiary).

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means May 18, 2007.

“Issuer” means the party named as such in the first paragraph of the Indenture until a successor replaces such party pursuant to Article Five and thereafter means the successor.

“Legal Defeasance” has the meaning set forth in Section 9.01(b).

“Legal Holiday” has the meaning set forth in Section 12.07.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Maturity Date” when used with respect to any Note, means the date on which the principal amount of such Note becomes due and payable as therein or herein provided.

“Moody’s” means Moody’s Investors Service or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations or liabilities relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Debt:

(a) as to which neither the Issuer nor any Restricted Subsidiary provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Issuer; and

(b) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of other Debt of the Issuer or any Restricted Subsidiary to declare a default under such other Debt or cause the payment therefor to be accelerated or payable prior to its stated maturity.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Guaranty” means the guaranty of the Notes by a Guarantor pursuant to the Indenture.

“Notes” means the Senior Secured Floating Rate Notes due 2013 issued by the Issuer, that are issued pursuant to the Indenture from time to time, all of which are treated as a single class of securities.

“notice of acceleration” has the meaning set forth in Section 6.02.

“Notice of Default” has the meaning set forth in Section 6.01.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offer Amount” has the meaning set forth in Section 4.12(e).

“Offer Period” has the meaning set forth in Section 4.12(e).

“Offering Memorandum” means the offering memorandum dated May 11, 2007 relating to the sale of $550,000,000 aggregate principal amount of Notes.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer and delivered to the Trustee.

“Offshore Global Note” means a Global Note representing Notes issued and sold pursuant to Regulation S.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent” means the party named as such in the first paragraph of the Indenture until a successor replaces such party pursuant to Article Five and thereafter means the successor.

“Paying Agent” has the meaning set forth in Section 2.04.

“Permanent Offshore Global Note” means an Offshore Global Note that does not bear the Temporary Offshore Global Note Legend.

“Permitted Debt” has the meaning set forth in Section 4.09(b).

“Permitted Holders” means Advanced Micro Devices, Inc. and its Affiliates and Fujitsu Limited and its Affiliates.

“Permitted Investment” means any Investment by the Issuer or a Restricted Subsidiary in existence on the Issue Date or in:

(a) the Issuer or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its Property to, the Issuer or a Restricted Subsidiary;

(d) Cash Equivalents;

(e) receivables owing to the Issuer or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Issuer or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or a Restricted Subsidiary or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.12;

(j) Investments in Permitted Joint Ventures that do not exceed 15% of Total Assets in the aggregate outstanding at any one time;

(k) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer;

(l) Investments represented by Hedging Obligations if such Hedging Obligation has been Incurred pursuant to Section 4.09(b)(vi) or (vii); and

(m) other Investments (other than Investments in Parent or Intermediate Holdco) made for Fair Market Value that do not exceed $100.0 million in the aggregate outstanding at any one time.

“Permitted Joint Venture” means any Person which is, directly or indirectly, engaged principally in a Related Business, and the Capital Stock, or securities convertible into Capital Stock, of which is owned by the Issuer and one or more Persons other than the Issuer or any of its Affiliates.

“Permitted Liens” means:

(a) Liens securing the Notes, the Note Guaranties and other Obligations in respect thereof under the Indenture and the Security Documents;

(b) Liens on the Collateral to secure Debt permitted to be Incurred pursuant to Section 4.09(b)(ii) (which Liens with respect the Revolving Credit Agreement Debt Incurred pursuant to clause (y) of such Section 4.09(b)(ii) may be senior to the Liens on the Notes in the case of Secondary Collateral and shall be junior to the Liens on the Notes in the case of Primary Collateral and in other cases shall have equal and ratable Liens with, or junior Liens to the Notes);

(c) Liens to secure Debt permitted to be Incurred pursuant to Section 4.09(b)(iii); provided that any such Lien may not extend to any Property of the Issuer, other than the Property acquired, constructed or leased with the proceeds of any such Debt and any improvements or accessions to such Property;

(d) Liens for taxes, assessments or governmental charges or levies on the Property of the Issuer if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(e) Liens imposed by law, such as carriers’, landlords’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Issuer arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(f) Liens on the Property of the Issuer Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(g) Liens on Property at the time the Issuer acquired such Property, including any acquisition by means of a merger or consolidation with or into the Issuer; provided, however, that any such Lien may not extend to any other Property of the Issuer; provided, further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Issuer;

(h) pledges or deposits by the Issuer under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer is party, or deposits to secure public or statutory obligations of the Issuer, surety or appeal bonds, performance bonds or deposits for the payment of rent or margin deposits, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens securing Debt permitted to be Incurred with respect to Hedging Obligations pursuant to Section 4.09 on collateral for such Debt to which the Hedging Obligations relate;

(k) Liens on the Capital Stock of any Unrestricted Subsidiary or any Foreign Restricted Subsidiary to secure Debt of that Subsidiary;

(l) Liens in favor of the Issuer;

(m) Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

(n) Liens on the Property of the Issuer to secure any Refinancing, in whole or in part, of any Debt secured by any Lien referred to in clause (c), (g) or (m) above; provided however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with any improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (c), (g) or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Issuer in connection with such Refinancing;

(o) other Liens (including Liens on the Collateral ranking equally with or junior to the Liens securing the Notes) to secure Debt, so long as the aggregate principal amount of Debt secured thereby at the time such Lien is created does not exceed (i) the greater of $150.0 million or (ii) 5% of the Consolidated Net Tangible Assets of the Issuer, shown on the Issuer’s consolidated balance sheet in accordance with GAAP on the last day of the most recent fiscal quarter ending at least 40 days prior to the date any such Lien shall be Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate accreted value) not in excess of the sum of:

(i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) debt of a Subsidiary that Refinances Debt of the Issuer; or

(y) Debt of the Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of May 18, 2007, among Spansion Inc., Spansion LLC, and certain of their subsidiaries, party thereto from time to time, as Grantors, and Wells Fargo Bank, National Association, as Collateral Agent.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Prepayment Offer” has the meaning set forth in Section 4.12(c).

“Primary Collateral” means “Noteholder Priority Collateral” as defined in the Intercreditor Agreement as in effect on the Issue Date.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Date” has the meaning set forth in Section 4.12(d).

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by the Issuer or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Issuer or such Restricted Subsidiary.

“Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of Parent (the net proceeds of which are contributed to the Issuer as common equity) other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of Parent or any of its Subsidiaries.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A promulgated under the Securities Act.

“Redemption Date” when used with respect to any Note to be redeemed pursuant to paragraph 5 of the Notes means the date fixed for such redemption pursuant to the terms of the Notes.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning set forth in Section 2.16.

“Registrar” has the meaning set forth in Section 2.04.

“Regular Record Date” for the interest payable on any Interest Payment Date means the February 15, May 15, August 15 and November 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form of Exhibit E hereto.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the Issue Date and any reasonable extension thereof.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.12 and the definition of “Consolidated Fixed Charge Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee having direct responsibility for the administration of the Indenture or any other officer, to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Legend” means the legend set forth in Exhibit C.

“Restricted Note” has the same meaning as “Restricted Security” set forth in Rule 144(a)(iii) promulgated under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of the Capital Stock of the Issuer or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Issuer or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Issuer or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Issuer;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary and other than for Capital Stock of the Issuer that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); and

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Revolver Cap Amount” means “Cap Amount” with respect to the Revolving Credit Obligations as defined in the Intercreditor Agreement as in effect on the Issue Date.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of September 19, 2005 among the Borrower, Spansion Inc., the

Revolving Credit Agent, and a syndicate of lenders, as may be revised, restructured or Refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under the covenant described under Section 4.09), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or Refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters or credit, together with related documents thereto (including, without limitation, any guaranty agreements and security documents) or, in the event such agreement is terminated and not immediately replaced, any Credit Facility into which the Issuer subsequently enters that the Issuer designates, in a notice to the Trustee, as a replacement, as it may be revised, restructured or Refinanced from time to time, subject to the proviso set forth above.

“Revolving Credit Obligations” means “Revolving Credit Obligations” as defined in the Intercreditor Agreement as in effect on the Issue Date.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Certificate” means (i) a certificate substantially in the form of Exhibit F hereto or (ii) a written certification addressed to the Issuer and the Trustee to the effect that the Person making such certification (x) is acquiring such Note (or beneficial interest) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a qualified institutional buyer within the meaning of Rule 144A, (y) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (z) acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information.

“S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such Property to another Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“Secondary Collateral” means “Revolving Credit Priority Collateral” as defined in the Intercreditor Agreement as in effect on the Issue Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means (i) the Intercreditor Agreement and (ii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the Notes and the Note Guaranties as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means with respect to any Debt or security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Surviving Person” means the surviving Person formed by merger or consolidation and for purposes of Article Five, a Person to whom all or substantially all of the property of the Issuer is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Temporary Offshore Global Note” mean an Offshore Global Note that bears the Temporary Offshore Global Note Legend.

“Temporary Offshore Global Note Legend” means the legend set forth in Exhibit I.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of the Indenture (except as provided in Section 8.03); provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Total Assets” means, with respect to any date of determination, the total consolidated assets of the referenced Person or Persons shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

“Trustee” means the party named as such in the Indenture until a successor replaces it pursuant to the Indenture and thereafter means the successor.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer that is designated as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.16; and in any case so long as the respective Unrestricted Subsidiary is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant to Section 4.16; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Global Note” means a Global Note that bears the Restricted Legend representing Notes issued and sold pursuant to Rule 144A.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Issuer and its other Wholly Owned Restricted Subsidiaries.

Section 1.02. Incorporation by Reference of Trust Indenture Act. Whenever the Indenture refers to a provision of the TIA, the portion of such provision required to be incorporated herein in order for the Indenture to be qualified under the TIA is incorporated by reference in and made a part of the Indenture. The following TIA terms used in the Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture securityholder” means a Holder;

“indenture to be qualified” means the Indenture; and

“obligor on this indenture securities” means the Issuer, the Guarantors or any other obligor on the Notes.

All other terms used in the Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Commission rule have the meanings therein assigned to them.

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(b) “or” is not exclusive;

(c) words in the singular include the plural, and in the plural include the singular;

(d) words used herein implying any gender shall apply to both genders;

(e) “herein,” “hereof” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subsection;

(f) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(g) “$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other successor money to the United States dollar, “Japanese yen” refers to the Japanese yen or such other successor money to the Japanese yen, and “euro” refers to the European Union euro or such other successor money to the European Union euro, in each case that at the time of payment is legal tender for payment of public and private debts.

ARTICLE 2

THE SECURITIES

Section 2.01. Amount of Notes. The Trustee shall initially authenticate the Notes for original issue on the Issue Date in an aggregate principal amount of $550.0 million upon a written order of the Issuer in the form of an Officer’s Certificate of the Issuer. The Trustee shall authenticate additional Notes (“Additional Notes”) thereafter in unlimited aggregate principal amount (so long as permitted by the terms of the Indenture, including, without limitation, Section 4.09) for original issue upon a written order of the Issuer in the form of an Officer’s Certificate in aggregate principal amount as specified in such order (other than as provided in Section 2.08) and upon receipt by the Trustee of an Opinion of Counsel confirming that the Holders of the outstanding Notes will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Additional Notes were not issued. Each such written order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated. Such Additional Notes shall have identical terms to the Initial Notes except for issuance dates and prices and with respect to interest accruing prior to their date of issuance, and will constitute the same series as the Initial Notes.

Section 2.02. Form, Dating and Denominations; Legends. (a) The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of the Indenture. The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Issuer is subject, or usage. Each Note will be dated the date of its authentication. The Notes will be issuable in denominations of $1,000 in principal amount and any multiple of $1,000 in excess thereof.

(b) (i) Except as otherwise provided in paragraph (c), Section 2.17(b)(iii), Section 2.17(b)(v) or Section 2.17(c) or Section 2.16(b)(iv), each Initial Note or Initial Additional Note (other than a Permanent Offshore Note) will bear the Restricted Legend.

(ii) Each Global Note, whether or not an Initial Note or Additional Note, will bear the DTC Legend.

(iii) Each Temporary Offshore Global Note will bear the Temporary Offshore Global Note Legend.

(iv) Initial Notes and Initial Additional Notes offered and sold in reliance on Regulation S will be issued as provided in Section 2.18(a).

(v) Initial Notes and Initial Additional Notes offered and sold in reliance on any exception under the Securities Act other than Regulation S and Rule 144A will be issued, and upon the request of the Issuer to the Trustee, Initial Notes offered and sold in reliance on Rule 144A may be issued, in the form of Certificated Notes.

(c) If the Issuer determines (upon the advice of counsel and such other certifications and evidence as the Issuer may reasonably require) that a Note is eligible for resale pursuant to Rule 144(k) under the Securities Act (or a successor provision) and that the Restricted Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Issuer may instruct the Trustee to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend, and the Trustee will comply with such instruction.

(d) By its acceptance of any Note bearing the Restricted Legend (or any beneficial interest in such a Note), each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Note (and any such beneficial interest) set forth in the Indenture and in the Restricted Legend and agrees that it will transfer such Note (and any such beneficial interest) only in accordance with the Indenture and such legend.

Section 2.03. Execution and Authentication. The Notes shall be executed on behalf of the Issuer by its Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President. The signature of any of these Officers on the Notes may be manual or facsimile.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

No Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Trustee for cancellation as provided in Section 2.12, for all purposes of the Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of the Indenture.

Section 2.04. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Issuer, if any, in respect of the Notes and the Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more additional Paying Agents. The term “Paying Agent” includes any additional Paying Agent.

The Issuer shall enter into an appropriate agency agreement, which shall incorporate the provisions of the TIA, with any Agent that is not a party to the Indenture. The agreement shall implement the provisions of the Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Issuer initially appoints the Trustee as Registrar, Paying Agent and Agent for service of notices and demands in connection with the Notes and the Indenture and the Issuer may change the Paying Agent without prior notice to the Holders. The Issuer may act as Paying Agent.

Section 2.05. Paying Agent to Hold Money in Trust. Each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder; provided that if the Issuer or an Affiliate thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.01(i) or (ii), upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, provided that, as long as the Trustee is the Registrar, no such list need be furnished.

Section 2.07. Transfer and Exchange. Subject to Sections 2.16 and 2.17, when Notes are presented to the Registrar with a request from the Holder of such Notes to register a transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer as requested. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorneys duly authorized in writing. To permit registrations of transfers and exchanges, the Issuer shall issue and execute and the Trustee shall authenticate new Notes evidencing such transfer or exchange at the Registrar’s request. No service charge shall be made to the Holder for any registration of transfer or exchange. The Issuer or the Trustee may require from the Holder payment of a sum sufficient to cover any transfer taxes or other governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to Section 2.11, 3.06, 4.08, 4.12 or 8.05 (in which events the Issuer shall be responsible for the payment of such taxes). The Registrar shall not be required to exchange or register a transfer of any Note for a period of 15 days immediately preceding the redemption of Notes, except the unredeemed portion of any Note being redeemed in part.

Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of the beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry.

Neither the Trustee nor the Registrar shall have any duty to monitor the Issuer’s compliance with or have any responsibility with respect to the Issuer’s compliance with any Federal or state securities laws.

Section 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or the Trustee, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Holder of such Note furnishes to the Issuer and the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note and if the requirements of Section

8-405 of the New York Uniform Commercial Code as in effect on the date of the Indenture are met. If required by the Trustee or the Issuer, an indemnity bond shall be posted, sufficient in the judgment of the Issuer, the Trustee or any Paying Agent to protect the Issuer, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Issuer may charge such Holder for the Issuer’s reasonable out-of-pocket expenses in replacing such Note, and the Trustee may charge the Issuer for the Trustee’s expenses (including, without limitation, attorneys’ fees and disbursements) in replacing such Note. Every replacement Note shall constitute a contractual obligation of the Issuer.

Section 2.09. Outstanding Notes. The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those canceled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Section 9.01 and 9.02, on or after the date on which the conditions set forth in Section 9.01 or 9.02 have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.09 as not outstanding. Subject to Section 2.10, a Note does not cease to be outstanding because the Issuer or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer.

If the Paying Agent holds, in its capacity as such, on any Maturity Date, money sufficient to pay all accrued and unpaid interest and principal with respect to the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of the Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or Notice of Default or direction, waiver or consent or any amendment, modification or other change to the Indenture, Notes owned by the Issuer or any other Affiliate of the Issuer shall be disregarded as though they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to the Indenture, only Notes as to which a Responsible Officer of the Trustee has actually received an Officer’s Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee established to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer, any other obligor on the Notes or any of their respective Affiliates.

Section 2.11. Temporary Notes. Until definitive Notes are prepared and ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

Section 2.12. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall, upon the Issuer’s written request, deliver such canceled Notes to the Issuer. The Issuer may not reissue or resell, or issue new Notes to replace, Notes that the Issuer has redeemed or paid, or that have been delivered to the Trustee for cancellation.

Section 2.13. Defaulted Interest. If the Issuer defaults on a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent permitted by law) any interest payable on the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders on a subsequent special record date, which date shall be at least five Business Days prior to the payment date. The Issuer shall fix such special record date and payment date in a manner satisfactory to the Trustee. At least 10 days before such special record date, the Issuer shall mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest, and interest payable on defaulted interest, if any, to be paid. The Issuer may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed and, upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this sentence, such manner of payment shall be deemed practicable by the Trustee.

Section 2.14. Cusip Number. The Issuer in issuing the Notes may use a “CUSIP” number, and if so, such CUSIP number shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any such CUSIP number used by the Issuer in connection with the issuance of the Notes and of any change in the CUSIP number.

Section 2.15. Deposit of Moneys. Prior to 10:00 a.m., New York City time, on each Interest Payment Date and Maturity Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or Maturity Date, as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders on such Interest Payment Date or Maturity Date, as the case may be. The principal and interest on Global Notes shall be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Notes represented thereby. The principal and interest on Certificated Notes shall be payable, either in person or by mail, at the office of the Paying Agent.

Section 2.16. Registration, Transfer and Exchange. (a) The Notes will be issued in registered form only, without coupons, and the Issuer shall cause the Trustee to maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.

(b) (i) Each Global Note will be registered in the name of the Depository or its nominee and, so long as DTC is serving as the Depository thereof, will bear the DTC Legend.

(ii) Each Global Note will be delivered to the Trustee as custodian for the Depository. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depository, its successors or their respective nominees, except (1) as set forth in Section 2.16(b)(iv) and (2) transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depository in accordance with customary procedures of the Depository and in compliance with this Section 2.16 and Section 2.17.

(iii) Agent Members will have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depository or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(iv) If (x) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for a Global Note and a successor depository is not appointed by the Issuer within 90 days of the notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depository, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depository, and thereupon the Global Note will be deemed canceled. If such Note does not bear the Restricted Legend, then the Certificated Notes issued in exchange therefor will not bear the Restricted Legend. If such Note bears the Restricted Legend, then the Certificated Notes issued in exchange therefor will bear the Restricted Legend, provided that any Holder of any such Certificated Note issued in exchange for a beneficial interest in a Temporary Offshore Global Note will have the right upon presentation to the Trustee of a duly completed Certificate of Beneficial Ownership after the Restricted Period to exchange such Certificated Note for a Certificated Note of like tenor and amount that does not bear the Restricted Legend, registered in the name of such Holder.

(c) Each Certificated Note will be registered in the name of the holder thereof or its nominee.

(d) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 2.17. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that

(x) no transfer or exchange will be effective until it is registered in such register and

(y) the Trustee will not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to a Change of Control Offer or Prepayment Offer, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to a Change of Control Offer or Prepayment Offer is to occur after a Regular Record Date but on or before the corresponding Interest

Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase. Prior to the registration of any transfer, the Issuer, the Trustee and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.

From time to time the Issuer will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section 2.16.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(iv)).

(e) (i) Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii) Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(iii) Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(iv) Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

Section 2.17. Restrictions on Transfer and Exchange. (a) The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.17 and Section 2.16 and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depository. The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

(b) Subject to paragraph (c), the transfer or exchange of any Note (or a beneficial interest therein) of the type set forth in column A below for a Note (or a beneficial interest therein) of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the clause of this paragraph set forth opposite in column C below.

A	B	C
U.S. Global Note	U.S. Global Note	(i)
U.S. Global Note	Offshore Global Note	(ii)
U.S. Global Note	Certificated Note	(iii)
Offshore Global Note	U.S. Global Note	(iv)
Offshore Global Note	Offshore Global Note	(i)
Offshore Global Note	Certificated Note	(v)
Certificated Note	U.S. Global Note	(iv)
Certificated Note	Offshore Global Note	(ii)
Certificated Note	Certificated Note	(iii)

(i) No certification is required.

(ii) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Regulation S Certificate; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.

(iii) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate, (y) a duly completed Regulation S Certificate or (z) a duly completed Institutional Accredited Investor Certificate, and/or an Opinion of Counsel and such other certifications and evidence as the Issuer may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required. In the event that (i) the requested transfer or exchange takes place after the Restricted Period and a duly completed Regulation S Certificate is delivered to the Trustee or (ii) a Certificated Note that does not bear the Restricted Legend is surrendered for transfer or exchange, upon transfer or exchange the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(iv) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Rule 144A Certificate.

(v) Notwithstanding anything to the contrary contained herein, no such exchange is permitted if the requested exchange involves a beneficial interest in a Temporary Offshore Global Note. If the requested transfer involves a beneficial interest in a Temporary Offshore Global Note, the Person requesting the transfer must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate or (y) a duly completed Institutional Accredited Investor Certificate and/or an Opinion of Counsel and such other certifications and evidence as the Issuer may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States. If the requested transfer or exchange involves a beneficial interest in a Permanent Offshore Global Note, no certification is required and the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(c) No certification is required in connection with any transfer or exchange of any Note (or a beneficial interest therein) after such Note is eligible for resale pursuant to Rule 144(k) under the Securities Act (or a successor provision); provided that the Issuer has provided the Trustee with an Officer’s Certificate to that effect, and the Issuer may require from any Person requesting a transfer or exchange in reliance upon this clause an opinion of counsel and any other reasonable certifications and evidence in order to support such certificate. Any Certificated Note delivered in reliance upon this paragraph will not bear the Restricted Legend.

(d) The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Issuer will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.

Section 2.18. Temporary Offshore Global Notes. (a) Each Note originally sold by the Initial Purchasers in reliance upon Regulation S will be evidenced by one or more Offshore Global Notes that bear the Temporary Offshore Global Note Legend.

(b) An owner of a beneficial interest in a Temporary Offshore Global Note (or a Person acting on behalf of such an owner) may provide to the Trustee (and the Trustee will accept) a duly completed Certificate of Beneficial Ownership at any time after the Restricted Period (it being understood that the Trustee will not accept any such certificate during the Restricted Period). Promptly after acceptance of a Certificate of Beneficial Ownership with respect to such a beneficial interest, the Trustee will cause such beneficial interest to be exchanged for an equivalent beneficial interest in a Permanent Offshore Global Note, and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.

(c) Notwithstanding paragraph (b), if after the Restricted Period any Initial Purchaser owns a beneficial interest in a Temporary Offshore Global Note, such Initial Purchaser may, upon written request to the Trustee accompanied by a certification as to its status as an Initial Purchaser, exchange such beneficial interest for an equivalent beneficial interest in a Permanent Offshore Global Note, and the Trustee will comply with such request and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.

(d) Notwithstanding anything to the contrary contained herein, any owner of a beneficial interest in a Temporary Offshore Global Note shall not be entitled to receive payment of principal or interest on such beneficial interest or other amounts in respect of such beneficial interest until such beneficial interest is exchanged for an interest in a Permanent Offshore Global Note or transferred for an interest in another Global Note or a Certificated Note.

Section 2.19. Computation of Interest. Interest on the Notes shall be computed on the basis set forth therein.

ARTICLE 3

REDEMPTION

Section 3.01. Election to Redeem; Notices to Trustee. If the Issuer elects to redeem Notes pursuant to paragraph 5 of the Notes, at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Issuer shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee, no later than two Business Days prior to the Redemption Date, an Officer’s Certificate stating that such redemption will comply with the conditions contained in paragraph 5 of the Notes. Notice given to the Trustee pursuant to this Section 3.01 may not be revoked after the time that notice is given to Holders pursuant to Section 3.03.

Section 3.02. Selection by Trustee of Notes to be Redeemed. The Trustee shall select the Notes to be redeemed on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). The Trustee shall promptly notify the Issuer of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. The Trustee may select for redemption portions of the principal of the Notes that have denominations larger than $1,000. For redemptions pursuant to paragraph 5 of the Notes, Notes and portions thereof that the Trustee selects shall be redeemed in amounts of $1,000 or whole multiples of $1,000. For all purposes of the Indenture unless the context otherwise requires, provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. In the event the Issuer is requested to make a Change of Control Offer or Prepayment Offer and the amounts available for any such offer is not evenly divisible by $1,000, the Trustee shall promptly refund to the Issuer any remaining funds, which in no event shall exceed $1,000.

Section 3.03. Notice of Redemption. At least 30 days, and no more than 60 days, before a Redemption Date, the Issuer shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers thereof) and shall state:

(a) the Redemption Date;

(b) the appropriate calculation of the redemption price;

(c) if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) which subsection of paragraph 5 of the Notes is the provision of the Notes pursuant to which the redemption is occurring; and

(h) the aggregate principal amount of Notes that are being redeemed.

At the Issuer’s written request made at least five Business Days prior to the date on which notice is to be given, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s sole expense.

Section 3.04. Effect of Notice of Redemption. Once the notice of redemption described in Section 3.03 is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price, including any premium, plus accrued and unpaid interest, if any, to but excluding the Redemption Date. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, including any premium, plus accrued and unpaid interest, if any, to but excluding the Redemption Date; provided that if the Redemption Date is after a regular record date and on or prior to the Interest Payment Date, the accrued and unpaid interest, if any, shall be payable to the Holder of the redeemed Notes registered on the relevant record date; and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day. Such notice, if mailed in the manner provided in Section 3.03 shall be conclusively presumed to have been given whether or not the Holder receives such notice.

Section 3.05. Deposit of Redemption Price. On or prior to 10:00 a.m., New York City time, on each Redemption Date, the Issuer shall deposit with the Paying Agent in immediately available funds money sufficient to pay the redemption price of, including premium, if any, and accrued and unpaid interest, if any, on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered by the Issuer to the Trustee for cancellation.

On and after any Redemption Date, if money sufficient to pay the redemption price of, including premium, if any, and accrued and unpaid interest, if any, on, the Notes called for redemption shall have been made available in accordance with the immediately preceding paragraph, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the redemption price of and, subject to the first proviso in Section 3.04, accrued and unpaid interest on such Notes to but excluding the Redemption Date. If any Note surrendered for redemption shall not be so paid, interest will be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case at the rate and in the manner provided in the Notes.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder thereof a new Note equal in principal amount to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note surrendered except that if a Global Note is so surrendered, the Issuer shall execute and the Trustee shall authenticate and deliver to the Depository, a new Global Note in denomination equal to and in exchange for the unredeemed portion of the principal of the Global Note so surrendered.

Section 3.07. Other Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Section 4.08 and Section 4.12. The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuer shall pay the principal of and interest on the Notes in accordance with the terms of the Notes and the Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date money designated for and sufficient to pay such installment.

The Issuer shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

Section 4.02. Maintenance of Office or Agency. (a) The Issuer shall maintain an office or agency in the United States of America (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and the Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office in the United States of America. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04.

Section 4.03. Legal Existence. Subject to Articles Four and Five, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Issuer and the Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, franchise or (except in the case of the Issuer) the corporate, partnership or other existence of its Restricted Subsidiaries if the Issuer, in good faith, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.04. Maintenance of Properties; Insurance; Compliance with Law. (a) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all material properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.04(a) shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Issuer, desirable in the conduct of the business of the Issuer and its Subsidiaries taken as a whole and not adverse in any material respect to the Holders.

(b) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, keep at all times all of their material properties which are of an insurable nature insured against such loss or damage with insurers believed by the Issuer to be responsible to the extent that Property of a similar character is usually so insured by corporations similarly situated and owning like Properties in accordance with good business practice. Subject to the proviso in Section 4.04(a), the Issuer shall, and shall cause each of its Restricted Subsidiaries to, use the proceeds from any such insurance policy to repair, replace or otherwise restore the Property to which such proceeds relate.

(c) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, the non-compliance with which would materially adversely affect the business, financial condition or results of operations of the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.05. Waiver of Stay, Extension or Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which may affect the covenants or the performance of the Indenture; and (to the extent that it may lawfully do so) the Issuer hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.06. Compliance Certificate. (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, commencing with the Issuer’s fiscal year ending in December of 2007 an Officer’s Certificate of the Issuer, stating whether or not to the best knowledge of the signers thereof the Issuer or any Restricted Subsidiary is in default in the performance and observance of any of the terms, provisions and conditions of Section 5.01 or Sections 4.01 to 4.19, inclusive, and if the Issuer shall be in Default, specifying all such Defaults, the nature and status thereof of which they may have knowledge and what action the Issuer is taking or proposes to take with respect thereto. Such determination shall be made without regard to notice requirements or periods of grace.

(b) The Issuer shall deliver to the Trustee, as soon as possible and in any event no later than ten Business Days after the Issuer becomes aware of the occurrence of a Default or an Event of Default or an event which, with notice or the lapse of time or both, would constitute a Default or Event of Default, an Officer’s Certificate setting forth the details of such Default or Event of Default, and the action which the Issuer is taking or proposes to take with respect to such Default or Event of Default.

(c) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year commencing with the Issuer’s fiscal year ending December of 2007, a written statement by the Issuer’s independent public accountants stating whether, in connection with their audit of the Issuer’s financial statements, any event which would constitute an Event of Default as defined herein insofar as they relate to accounting matters has come to their attention and, if such an Event of Default has come to their attention, specifying the nature and period of the existence thereof.

Section 4.07. Payment of Taxes and Other Claims. The Issuer shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any of its Subsidiaries or upon the income, profits, capital or Property of the Issuer or any of its Subsidiaries, and (ii) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the Property of the Issuer or any of its Subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.08. Repurchase at the Option of Holders Upon Change of Control. (a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a

Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this Section 4.08 in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of paragraph 5 of the Notes at any time prior to the requirement to consummate the Change of Control Offer and redeems the Notes in accordance with such notice.

(b) Within 30 days following any Change of Control the Issuer shall (x) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and (y) send, by first-class mail, with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Note register, a notice stating:

(i) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to this Section 4.08 and that all Notes timely tendered will be accepted for payment;

(ii) the Change of Control Purchase Price and the repurchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(iii) the circumstances and relevant facts regarding the Change of Control; and

(iv) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

(c) On or prior to the Change of Control Payment Date, the Issuer shall irrevocably deposit with the Trustee or with the Paying Agent (or, if the Issuer or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the Holders entitled thereto, to be held for payment in accordance with this Section 4.08. On the Change of Control Payment Date, the Issuer or its Agent shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer for payment.

(d) The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuer to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuer immediately after the Change of Control Payment Date.

(e) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.08 by virtue of such compliance.

(f) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Section 4.09. Limitation on Debt. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds therefrom, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(i) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio would be at least 2.0 to 1.0; or

(ii) such Debt is Permitted Debt.

(b) The term “Permitted Debt” means the following:

(i) Debt of the Issuer evidenced by the Notes (excluding any Additional Notes) and the Note Guaranties thereof;

(ii) Debt of the Issuer or a Restricted Subsidiary (x) under Credit Facilities, provided that, after giving effect to the Incurrence of any such Debt, the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding, together with the amount of Notes issued on the Issue Date (or Permitted Refinancing Debt in respect thereof) outstanding at such time shall not exceed the greater of (A) $550.0 million and (B) 125% of the aggregate amount of Consolidated Cash Flow (calculated on a pro forma basis in the manner set forth in clause (ii) of the proviso under the definition of “Consolidated Fixed Charge Coverage Ratio”) for the most recent four consecutive fiscal quarters for which internal financial statements are available and (y) under the Revolving Credit Agreement in an aggregate principal amount of all such Debt under this clause (y) not to exceed $175.0 million;

(iii) Debt of the Issuer or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(A) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased; and

(B) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this Section 4.09(b)(iii) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this Section 4.09(b)(iii)) does not exceed 15% of Total Assets;

(iv) Debt of the Issuer owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, that if the Issuer or a Guarantor is the obligor on such Debt Incurred after the Issue Date, then such Debt is expressly subordinated by its terms to the prior payment in full in cash of the Notes; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(v) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by the Issuer or otherwise becomes a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Issuer or was otherwise acquired by the Issuer);

(vi) Debt under Interest Rate Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of managing interest rate risk in the ordinary course of the financial management of the Issuer or such Restricted Subsidiary and not for speculative purposes;

(vii) Debt under Currency Exchange Protection Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of managing currency exchange rate risks in the ordinary course of business and not for speculative purposes;

(viii) Guarantees by the Issuer or any Restricted Subsidiary of Debt or any other obligation or liability of the Issuer or any Restricted Subsidiary that the Issuer or such Restricted Subsidiary could otherwise have Incurred pursuant to this Section 4.09;

(ix) Debt in connection with one or more standby letters of credit or performance or surety bonds issued by the Issuer or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed 2.5% of Total Assets at any time outstanding;

(x) Debt of the Issuer or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in Section 4.09(b)(i) through (ix) above;

(xi) Debt of the Issuer or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $300.0 million (which amount can include Guarantees of Debt of Unrestricted Subsidiaries, provided such Guarantee is Incurred in compliance with Section 4.10); and

(xii) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to Section 4.09(a)(i) and Sections 4.09(b)(i), (iii), (v) and (x) above and this Section 4.09(b)(xii).

Notwithstanding anything to the contrary in this Section 4.09:

(i) the Issuer shall not Incur any Debt pursuant to this Section 4.09 if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations;

(ii) the Issuer shall not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt pursuant to Section 4.09(a)(ii) if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Issuer; and

(iii) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt will be deemed not to be an Incurrence of Debt for the purposes of this Section 4.09.

For the purposes of determining compliance with this Section 4.09, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09 (i) through (xii) above or is entitled to be Incurred pursuant to Section 4.09(a)(i), the Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this Section 4.09; provided, that any Debt outstanding under Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date pursuant to Section 4.09(b)(ii). For the avoidance of doubt, the Notes issued on the Issue Date will be incurred under Section 4.09(b)(i), and not under Section 4.09(b)(ii).

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was Incurred, and any such foreign-denominated Debt may be Refinanced or replaced or subsequently Refinanced or replaced in an amount equal to the dollar equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial Incurrence.

Section 4.10. Limitation on Restricted Payments. (a) The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(i) a Default or Event of Default shall have occurred and be continuing,

(ii) the Issuer could not Incur at least $1.00 of additional Debt pursuant to Section 4.09(a)(i) or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(A) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(B) 100% of Capital Stock Sale Proceeds and 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date as a contribution to its common equity, plus

(C) the aggregate net cash proceeds received by the Issuer or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Issuer, excluding:

(x) any such Debt issued or sold to Parent or a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property (other than Capital Stock of the Issuer which is not Disqualified Stock) distributed by the Issuer or any Restricted Subsidiary upon any such conversion or exchange, plus

(D) an amount equal to the sum of:

(1) the net reduction in Investments in any Person other than the Issuer or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Issuer or a Restricted Subsidiary from such Person;

(2) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital to the Issuer or its Restricted Subsidiaries with respect to such Investment; and

(3) the portion (proportionate to the Issuer’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the amounts in (1), (2) and (3) shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person, plus

(E) $75.0 million.

(b) Notwithstanding the foregoing limitation, the Issuer and its Restricted Subsidiaries, as applicable, may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time declared;

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Issuer or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees); provided, however, that

(x) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(y) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to (a)(iii)(B);

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing

Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(iv) repurchase, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to repurchase, shares of, or options to purchase shares of, common stock of Parent or any of its Subsidiaries from current or former officers, directors or employees of Parent or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by Parent Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

(x) the aggregate amount of such repurchases shall not exceed $10.0 million in any calendar year;

and

(y) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(v) make payments on intercompany Debt (which, for the avoidance of doubt, excludes the Subordinated Notes), the Incurrence of which was permitted pursuant to Section 4.09, provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(vi) make, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to make, cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of Parent, Intermediate Holdco, the Issuer or a Restricted Subsidiary; provided that any such payments and dividends shall not be included in the calculation of the amount of Restricted Payments;

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options, restricted stock units or warrants; provided that all such repurchases and dividends shall not be included in the calculation of the amount of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of (a)(iii)(B);

(viii) repurchase or redeem, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of Parent; provided that any such payments shall not be included in the calculation of the amount of Restricted Payments;

(ix) make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) of (A) such amounts and at such times as are necessary for Parent to pay taxes, in an amount not to exceed the amount of taxes the Issuer and its Subsidiaries would pay on a stand-alone basis, plus (B) such amounts to pay general corporate and overhead expenses (including salaries and other compensation for employees) incurred by Parent in the ordinary course of business as a holding company of the Issuer; provided that all such payments shall be excluded in the calculation of the amount of Restricted Payments; and

(x) other Restricted Payments in an aggregate amount not to exceed $75.0 million.

Section 4.11. Limitation on Liens. The Issuer and the Guarantors shall not directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of their Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom.

Section 4.12. Limitation on Asset Sales. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(ii) at least 75% of the consideration paid to the Issuer or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents; provided that to the extent that the assets disposed of in such Asset Sale were Primary Collateral, the non-cash consideration received is pledged as Primary Collateral under the Security Documents substantially simultaneously with such sale; and

(iii) the Issuer delivers an Officer’s Certificate to the Trustee certifying that such Asset Sale complies with the foregoing Sections 4.12(a)(i) and (ii).

Solely for the purposes of Section 4.12(a)(ii), the following will be deemed to be cash:

(x) the assumption by the purchaser of liabilities of the Issuer or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) as a result of which the Issuer and the Restricted Subsidiaries are no longer obligated with respect to such liabilities;

(y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such purchaser to the extent they are promptly converted or monetized by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received); and

(z) Additional Assets; provided that assets acquired in exchange for Primary Collateral are pledged as Primary Collateral under the Security Documents substantially simultaneously in accordance with this Indenture.

(b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Issuer or a Restricted Subsidiary, to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Debt) to:

(i) permanently prepay or permanently Repay any (A) Debt constituting Bank Obligations, except to the extent the assets sold were Primary Collateral, (B) Debt which had been secured by the assets sold in the relevant Asset Sale, to the extent the assets sold were not Collateral, or (C) Debt of a Restricted Subsidiary that is not a Guarantor, to the extent the assets sold were not Collateral; and/or

(ii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary); provided that assets acquired with the proceeds from a disposition of Primary Collateral are pledged as Primary Collateral under the Security Documents substantially simultaneously in accordance with this Indenture.

(c) Any Net Available Cash from an Asset Sale not applied in accordance with Section 4.12(b) within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds”. To the extent that any Net Available Cash are from a disposition of Primary Collateral, the fair market value of which exceeds $25.0 million (and any cash proceeds from a casualty or condemnation event in respect of Primary Collateral in excess of such amount), such Net Available Cash shall be deposited with the Collateral Agent and held as Primary Collateral pending application pursuant to Section 4.12(b) or the Prepayment Offer set forth below and released from such deposit to the Issuer or the applicable Guarantor if remaining after consummation of such offer.

When the aggregate amount of Excess Proceeds exceeds $25.0 million (taking into account income earned on such Excess Proceeds, if any), the Issuer will be required to make an offer to repurchase (the “Prepayment Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to but not including the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Issuer or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(i) the Excess Proceeds; and

(ii) a fraction,

(A) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(B) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuer outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and to the extent the assets disposed of were Collateral, secured by Liens on the Collateral and subject to terms and conditions in respect of

Asset Sales similar in all material respects to this Section 4.12 and requiring the Issuer to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

(d) Within five Business Days after the Issuer is obligated to make a Prepayment Offer under (c), the Issuer shall send a written notice, by first-class mail, to the Holders of Notes, accompanied by such information regarding the Issuer and its Subsidiaries as the Issuer in good faith believes will enable such Holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

(e) Not later than the date upon which written notice of a Prepayment Offer is delivered to the Holders of the Notes as provided in Section 4.12(d), the Issuer shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Prepayment Offer to Holders of Notes (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.12(b) and (c). On or before the Purchase Date, the Issuer shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Restricted Subsidiary is the Paying Agent, shall segregate and hold in trust) in Cash Equivalents (other than in those enumerated in clauses (c) or (g) of the definition of Cash Equivalents), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by the opening of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section 4.12. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Issuer to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.12.

(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on pro rata basis for all Notes (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(g) At the time the Issuer or its agent delivers Notes to the Trustee that are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.12. A Note shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent mails or delivers payment therefor to the surrendering Holder.

(h) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.12. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.12, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.12 by virtue thereof.

Section 4.13. Limitations on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Issuer or any other Restricted Subsidiary;

(ii) make any loans or advances to the Issuer or any other Restricted Subsidiary; or

(iii) transfer any of its Property to the Issuer or any other Restricted Subsidiary.

(b) The foregoing limitations will not apply:

(i) With respect to Section 4.13(a)(i), (ii) and (iii), to restrictions:

(A) in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, the Indenture, the 2016 Notes and any Credit Facility in existence on the Issue Date);

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer;

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in Section 4.13(b)(i)(A) or (B) above or in Section 4.13(b)(ii)(A) or (B) below, provided such restrictions are not materially less favorable, taken as a whole, to the Holders of Notes than those under the agreement evidencing the Debt so Refinanced;

(D) relating to Debt incurred after the Issue Date, so long as such restrictions (x) are not materially less favorable, taken as whole, to the Holders of Notes than those restrictions in effect on the Issue Date pursuant to the Notes, the Indenture, the 2016 Notes and the Credit Facilities in existence on the Issue Date or (y) relate to Debt incurred pursuant to Section 4.09(b)(iii), so long as the respective restrictions apply only to specific Property or projects financed with the respective Incurrence of Debt and/or to any Subsidiary substantially of all whose assets consist of Property or a project financed with proceeds of such Debt;

(E) existing under or by reason of applicable law or governmental regulation; or

(F) that constitute customary restrictions contained in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in good faith and not otherwise prohibited by the Indenture; and

(ii) With respect to Section 4.13(a)(iii) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to Sections 4.09 and 4.11 that limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by the Issuer or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(E) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Section 4.14. Additional Note Guaranties. If the Issuer or any Restricted Subsidiary of the Issuer creates or acquires any new Domestic Restricted Subsidiary (other than Immaterial Subsidiaries) after the Issue Date or any Domestic Restricted Subsidiary that is an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, such Restricted Subsidiary shall provide a Note Guaranty.

A Restricted Subsidiary required to provide a Note Guaranty shall execute a supplemental indenture in the form of Exhibit B, and deliver an Opinion of Counsel to the Trustee to the effect that the supplemental indenture has been duly authorized, executed and delivered by the Restricted Subsidiary and constitutes a valid and binding obligation of the Restricted Subsidiary, enforceable against the Restricted Subsidiary in accordance with its terms (subject to customary exceptions).

Section 4.15. Limitation on Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are:

(A) set forth in writing; and

(B) no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer;

(ii) if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with Section 4.15(a)(i)(B) as evidenced by a Board Resolution; and

(iii) if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, the Issuer obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with the such Affiliate Transaction is fair, from a financial point of view, to the Issuer and any relevant Restricted Subsidiaries.

(b) Notwithstanding the foregoing paragraphs, the Issuer or any Restricted Subsidiary may enter into or suffer to exist the following:

(i) any transaction or series of transactions between the Issuer and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(ii) any Restricted Payment permitted to be made pursuant to Section 4.10 or any Permitted Investment;

(iii) any employment, indemnification or other similar agreement or employee benefit plan entered into by the Issuer or a Restricted Subsidiary with an employee, officer or director (and payments pursuant thereto) in the ordinary course of business and consistent with past practice that is not otherwise prohibited by the Indenture;

(iv) loans and advances to employees made in the ordinary course of business consistent with past practices of the Issuer or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(v) payment of reasonable directors’ fees to persons who are not otherwise Affiliates of the Issuer;

(vi) any issuances of Capital Stock (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer; and

(vii) agreements (and the transactions contemplated thereunder) in effect on the Issue Date that are described in the Offering Memorandum and any modifications, extensions or renewals thereto that are not materially less favorable, taken as a whole, to the Issuer or any Restricted Subsidiary than such agreements as in effect on the Issue Date.

Section 4.16. Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors may designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary if:

(i) either (A) the Issuer or a Restricted Subsidiary, as the case may be, is permitted to make an Investment in such Subsidiary equal to the sum of the (1) Fair Market Value of the Capital Stock of such Subsidiary plus (2) the amount of any Debt owed by such Subsidiary to the Issuer, in each case pursuant to Section 4.10(a), or (B) such Investment constitutes a Permitted Investment;

(ii) immediately after giving pro forma effect to such designation, the Issuer could Incur at least $1.00 of additional Debt pursuant to Section 4.09(a)(i); and

(iii) such Subsidiary does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Issuer or any Restricted Subsidiary and does not have any Debt other than Non-Recourse Debt.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if such Person is a Subsidiary of an Unrestricted Subsidiary.

(b) Neither the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt (other than Debt pursuant to the Indenture) that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against any such Unrestricted Subsidiary).

(c) The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Issuer could Incur at least $1.00 of additional Debt pursuant to Section 4.09(a)(i), and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(d) Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officer’s Certificate that:

(i) certifies that such designation or redesignation complies with this Section 4.16; and

(ii) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 60 days after the end of the fiscal quarter of the Issuer in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Issuer’s fiscal year, within 90 days after the end of such fiscal year).

Section 4.17. Reports. (a) Notwithstanding that Parent may in the future not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Parent shall at all times file with the Commission and provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections, subject to modification by applicable regulation and the rules promulgated by the Commission; provided, however, that Parent shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still provide such information, documents and reports to the Trustee and Holders. At any time when Parent owns any material assets other than direct or indirect ownership of Equity Interests of the Issuer, or has any material liabilities other than (x) Debt guaranteed by the Issuer or (y) Guarantees by it of the Debt of the Issuer or any of the Issuer’s Subsidiaries, Parent will include in its financial statements included in such filings a consolidating footnote as contemplated by Rule 3-10 of Regulation S-X, as such rule is in effect from time to time.

(b) For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, Parent and the Issuer will furnish to the holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) The Issuer will deliver to the Trustee, within 120 days after the end of each fiscal year, beginning with the fiscal year ending December of 2007, a written Opinion of Counsel as to the continued perfection of the liens of the Security Documents on the Collateral, to the extent required by Section 314(b)(2) of the Trust Indenture Act.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.18. Payment for Consents. The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19. Impairment of Security Interest; Further Assurances; Collateral Inspections and Reports; Costs and Indemnification. (a) Neither the Issuer nor any of its Restricted Subsidiaries will take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders in contravention of the provisions of this Indenture.

(b) The Issuer and each of its Restricted Subsidiaries will make, execute, endorse, acknowledge, file, record, register and/or deliver such agreements, documents, instruments, and further assurances (including, without limitation, Uniform Commercial Code financing statements, mortgages, deeds of trust, vouchers, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements and control agreements), and take such other actions, as may be required under applicable law or as the Trustee or the Collateral Agent may deem reasonably appropriate or advisable to cause the Collateral Requirement to be and remain satisfied and otherwise to create, perfect, preserve or protect the security interest in the Collateral of the secured parties under the Security Documents, all at the Issuer’s expense.

(c) Upon request of the Trustee or the Collateral Agent at any time after an Event of Default has occurred and is continuing, the Issuer will, and will cause its Restricted Subsidiaries to, (i) permit the Trustee or the Collateral Agent or any advisor, auditor, consultant, attorney or representative acting for the Trustee or the Collateral Agent, upon reasonable notice to the Issuer and during normal business hours, to visit and inspect any of the property of the Issuer and its Restricted Subsidiaries, to review, make extracts from and copy the books and records of the Issuer and its Restricted Subsidiaries relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Issuer and its Restricted Subsidiaries, and (ii) deliver to the Trustee or the Collateral Agent such reports, including valuations, relating to any such property or any Lien thereon as the Trustee or such Collateral Agent may request.

(d) The Issuer will bear and pay all legal expenses, collateral audit and valuation costs, filing fees, insurance premiums and other costs associated with the performance of the obligations of the Issuer and its Restricted Subsidiaries set forth in this Section 4.19 and also will pay, or promptly reimburse the Trustee and the Collateral Agent for, all costs and expenses incurred by the Trustee or the Collateral Agent in connection therewith, including all reasonable fees and charges of any advisors, auditors, consultants, attorneys or representatives acting for the Trustee or for the Collateral Agent.

ARTICLE 5

MERGER, CONSOLIDATION AND SALE OF PROPERTY

Section 5.01. Merger, Consolidation and Sale of Property of the Issuer. (a) The Issuer shall not merge or consolidate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary and the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property (other than sales, transfers, assignments, leases, conveyances or dispositions to a Wholly Owned Restricted Subsidiary that is a Guarantor) in any one transaction or series of transactions unless:

(i) the Issuer shall be the surviving Person (the “Surviving Person”) in such merger or consolidation, or the Surviving Person (if other than the Issuer) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants, conditions and all other obligations of the Issuer under the Indenture, the Notes and the Security Documents to be performed by the Issuer;

(iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this Section 5.01(a)(iii) and Section 5.01(a)(iv) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis, (x) the Issuer or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under Section 4.09(a)(i), or (y) the Consolidated Fixed Charge Coverage Ratio for the Issuer or the Surviving Person would be greater than such ratio immediately prior to such transaction or series of transactions; and

(v) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied;

provided that clauses (iv) and (v) shall not apply to a merger of the Issuer and Intermediate Holdco.

(b) The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture, the Notes and the Security Documents with the same effect as if such successor Person had been named as the Issuer in this Indenture; provided that the predecessor company in the case of:

(i) a sale, transfer, assignment, conveyance or other disposition of all or substantially all of its Property (unless such sale, transfer, assignment, conveyance or other disposition is of all the Property of the Issuer as an entirety or virtually as an entirety), or

(ii) a lease,

shall not be released from any of the obligations or covenants under the Indenture, the Notes and the Security Documents, including with respect to the payment of the Notes.

Section 5.02. Merger, Consolidation and Sale of Property of the Guarantors. No Guarantor may merge or consolidate with or into any Person, or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property, to any Person unless

(i) in the case of Parent, the other Person is Intermediate Holdco; or

(ii) in the case of Intermediate Holdco, the other Person is Parent or the Issuer; or

(iii) in the case of any Guarantor that is a Restricted Subsidiary, the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(iv) (A) either (x) the Guarantor is the Surviving Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty and the Security Documents; and (B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(v) in the case of any Guarantor that is a Restricted Subsidiary, the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the Property of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. (a) The following events shall be “Events of Default”:

(i) the Issuer defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days;

(ii) the Issuer defaults in the payment of the principal or premium amount of any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(iii) a breach of Section 5.01 or Section 5.02;

(iv) a breach of any covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing Section 6.01(i), (ii) or (iii)) and such failure continues for 45 days after written notice demanding that such default be remedied is given to the Issuer as specified in this Section 6.01;

(v) a default by the Issuer, Intermediate Holdco, Parent or any Restricted Subsidiary under any Debt of the Issuer or any Restricted Subsidiary that results in acceleration of the final stated maturity of such Debt, or the failure to pay any such Debt at final stated maturity (giving effect to any applicable grace periods and any extensions thereof), in an aggregate principal amount in excess of $50.0 million (or its foreign equivalent at the time);

(vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $50.0 million (or its foreign equivalent at the time) shall be rendered against the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(vii) the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding or gives notice of intention to make a proposal under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into the Issuer or another Restricted Subsidiary, other than as part of a credit reorganization, shall not constitute an Event of Default under this Section 6.01(vii);

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up, liquidation or dissolution of any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary;

(D) orders the presentation of any plan or arrangement, compromise reorganization of any of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary; or

(E) grants any similar relief under any Bankruptcy Law or foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days;

(ix) any Note Guaranty ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty, other than in accordance with the terms of the Indenture; or

(x) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the Indenture or the Security Documents), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by the Issuer or any Guarantor.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under Section 6.01(iv) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding notify the Issuer (and in the case of such notice by Holders, the Trustee) of the Default and such Default is not cured within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer shall immediately notify the Trustee if a meeting of the Board of Directors of the Issuer is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. The Issuer shall also promptly advise the Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.

Section 6.02. Acceleration of Maturity; Rescission. (a) If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 6.01(vii) or Section 6.01(viii) with respect to Parent, Intermediate Holdco or the Issuer) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the applicable Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable.

(b) In case an Event of Default resulting from Section 6.01(vii) or Section 6.01(viii) with respect to Parent, Intermediate Holdco or the Issuer shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if (i) the rescission would not conflict with any judgment or decree, (ii) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and all other amounts due to the Trustee under Section 7.07 and (v) in the event of the cure or waiver of an Event of Default of the type described in either Section 6.01(vii) or Section 6.01(viii), the Trustee shall have received an Officer’s Certificate to the effect that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(c) In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(v) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the payment Default or other Default triggering such Event of Default pursuant to Section 6.01(v) shall be remedied or cured or waived by the Holders of the relevant Debt within the grace period applicable to such Default provided for in the documentation governing such Debt and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived and (iii) all the other amounts due to the Trustee have been paid.

(d) Subject to the provisions of Section 7.01, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to Section 7.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. Any such proceeding instituted by the Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provisions for the payment of the reasonable compensation, expenses, disbursements of the Trustee and its counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative, to the extent permitted by law. Any costs associated with actions taken by the Trustee under this Section 6.03 shall be reimbursed to the Trustee by the Issuer.

Section 6.04. Waiver of Past Defaults and Events of Default. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in principal amount of Notes at the time outstanding may on behalf of the Holders of all the Notes waive any past Default with respect to such Notes and its consequences by providing written notice thereof to the Issuer and the Trustee, except a Default (i) in the payment of interest on or the principal of any Note or (ii) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected. In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes will be restored to their former positions and rights under the Indenture, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05. Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of the Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes.

Section 6.06. Limitation on Suits. (a) No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy hereunder unless:

(i) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(ii) the registered Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee; and

(iii) the Trustee shall not have received from the registered Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Section 6.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of Parent, any Guarantor or the Issuer, as such, will have any liability for any obligations of Parent, any Guarantor or the Issuer under the Notes, any Note Guaranty or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 6.08. Rights of Holders to Receive Payment. Notwithstanding any other provision of the Indenture, the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest, if any, on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes shall not be impaired or affected without the consent of the Holder.

Section 6.09. Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in Section 6.01(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid.

Section 6.10. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its Property and, unless prohibited by law, shall be entitled and empowered to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceedings. All rights of action and claims under the Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.11. Priorities. If the Trustee collects any money pursuant to this Article Six or receives any money from the Collateral Agent upon foreclosure and sale of any Collateral, it shall pay out the money in the following order:

FIRST: to the Trustee for all amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

THIRD: to the Issuer or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) The Trustee need perform only such duties as are specifically set forth in the Indenture.

(ii) In the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of the Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). Whenever in the administration of the Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate, subject to the requirement in the preceding sentence, if applicable.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) This paragraph does not limit the effect of Section 7.01(b).

(ii) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction of the Holders of a majority in aggregate principal amount of the Notes received by it pursuant to the terms hereof.

(iv) No provision of the Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights, powers or duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, Section 7.01(a), (b), (c) and (e) shall govern every provision of the Indenture that in any way relates to the Trustee.

(e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.

Section 7.02. Rights of Trustee. Subject to Section 7.01: (a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may request an Officer’s Certificate or an Opinion of Counsel, or both, which shall conform to the provisions of Section 12.05. The Trustee shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters relating to the Notes or the Indenture shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, Custodian and other person employed to act hereunder.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture.

(j) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not suspended.

(k) The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (i) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (ii) written notice of such default or Event of Default shall have been given to the Trustee by the Issuer or by any Holder of the Notes; and

(l) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Issuer, or any Affiliate thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the sale of Notes or any money paid to the Issuer pursuant to the terms of the Indenture and it shall not be responsible for any statement in the Notes or the Indenture other than its certificate of authentication, except that the Trustee represents that it is duly authorized to execute and deliver the Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in any Statement of Eligibility and Qualification on Form T-1 to be supplied to the Issuer will be true and accurate subject to the qualifications set forth therein.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall give to each Holder a notice of the Default within 90 days after it occurs in the manner and to the extent provided in the TIA and otherwise as provided in the Indenture. Except in the case of a

Default in payment of the principal of or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06. Reports by Trustee to Holders. If required by TIA § 313(a), within 60 days after May 15 of any year, commencing in 2008, the Trustee shall mail to each Holder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c) and TIA § 313(d).

Reports pursuant to this Section 7.06 shall be transmitted by mail:

(i) to all Holders of Notes, as the names and addresses of such Holders appear on the Registrar’s books; and

(ii) to such Holders of Notes as have, within the two years preceding such transmission, filed their names and addresses with the Trustee for that purpose.

A copy of each report at the time of its mailing to Holders shall be filed with the Commission and each stock exchange on which the Notes are listed. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee and Agents from time to time such compensation for their services hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as shall be agreed upon in writing. The Issuer shall reimburse the Trustee and Agents upon request for all reasonable disbursements, expenses and advances incurred or made by them in connection with the Trustee’s duties under the Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and external counsel, except any expense disbursement or advance as may be attributable to its willful misconduct, negligence or bad faith.

The Issuer shall fully indemnify each of the Trustee, Agent and any predecessor Trustee for, and hold each of them harmless against, any and all loss, damage, claim, liability or expense, including without limitation taxes (other than taxes based on the income of the Trustee or such Agent) and reasonable attorneys’ fees and expenses incurred by each of them in connection with the acceptance or performance of its duties under the Indenture including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (including, without limitation, settlement costs). The Trustee or Agent shall notify the Issuer in writing promptly of any claim (a “Claim”) of which a Responsible Officer of the Trustee has actual knowledge asserted against the Trustee or Agent for which it may seek indemnity; provided that the failure by the Trustee or Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder except to the extent the Issuer is actually prejudiced thereby. In the event that a conflict of interest exists, the Trustee may have separate counsel, which counsel must be reasonably acceptable to the Issuer and the Issuer shall pay the reasonable fees and expenses of such counsel.

Notwithstanding the foregoing, the Issuer need not reimburse the Trustee for any expense or indemnify it against any loss or liability to have been incurred by the Trustee through its own willful misconduct, negligence or bad faith.

To secure the payment obligations of the Issuer in this Section 7.07, the Trustee shall have a lien prior to the lien of the Notes on all money or Property held or collected by the Trustee and such money or Property held in trust to pay principal of and interest on particular Notes.

The obligations of the Issuer under this Section 7.07 to compensate and indemnify the Trustee, Agents and each predecessor Trustee and to pay or reimburse the Trustee, Agents and each predecessor Trustee for expenses, disbursements and advances shall be the liability of the Issuer and shall survive the resignation or removal of the Trustee and the satisfaction, discharge or other termination of the Indenture, including any termination or rejection hereof under any Bankruptcy Law.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vii) or Section 6.01(viii) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

For purposes of this Section 7.07, the term “Trustee” shall include any trustee appointed pursuant to this Article Seven.

Section 7.08. Replacement of Trustee. The Trustee shall comply with Section 313(b) of the TIA, to the extent applicable.

The Trustee may resign by so notifying the Issuer in writing no later than 15 Business Days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by notifying the Issuer and the removed Trustee in writing and may appoint a successor Trustee with the Issuer’s written consent, which consent shall not be unreasonably withheld. The Issuer may remove the Trustee at its election if:

(a) the Trustee fails to comply with Section 7.10 or Section 310 of the TIA;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or its Property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately following such delivery, the retiring Trustee shall, subject to its rights under Section 7.07, transfer all Property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture. A successor Trustee shall mail notice of its succession to each Holder. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Consolidation, Merger, etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation, subject to Section 7.10, the successor corporation without any further act shall be the successor Trustee; provided such entity shall be otherwise qualified and eligible under this Article Seven.

Section 7.10. Eligibility; Disqualification. The Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $50.0 million as set forth in the most recent applicable published annual report of condition. The Trustee shall comply with TIA § 310(b), including the provision in § 310(b)(i).

Section 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12. Paying Agents. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.12:

(a) (i) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Issuer or by any obligor on the Notes) in trust for the benefit of Holders of the Notes or the Trustee;

(ii) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(iii) that it will give the Trustee written notice within three (3) Business Days of any failure of the Issuer (or by any obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.

(b) The Paying Agent shall comply with all U.S. withholding tax, backup withholding tax and information reporting requirements under the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder, with respect to any payments under the Notes or hereunder (including the collection of U.S. Internal Revenue Service Forms W-8 and W-9 and the filing of U.S. Internal Revenue Service Forms 1042, 1042-S and 1099.

Section 7.13. Collateral Agent. (a) The Trustee is hereby appointed to act as the Collateral Agent under the Security Documents, with such powers, rights and obligations as are expressly delegated to the Collateral Agent by the terms of this Indenture and by the Security Documents. The Trustee may, from time to time, appoint another financial institution to act as Collateral Agent so long as such institution meets the requirements of Section 7.10. The Collateral Agent, acting in its capacity as such, shall have only such duties with respect to the Collateral as are set forth in the Security Documents.

(b) Subject to the appointment and acceptance of a successor Collateral Agent as provided in this subsection, the Collateral Agent (if other than the Trustee) may resign at any time by notifying the Trustee and the Issuer. Upon any such resignation, the Trustee shall have the right to appoint a successor Collateral Agent. If no successor shall have been so appointed by the Trustee and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Holders and the Trustee, appoint a successor Collateral Agent which shall meet the eligibility requirements of Section 7.10 and shall accept and comply in all material respects with the Security Documents. Upon a successor’s acceptance of its appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent hereunder and under the Security Documents, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the Security Documents. If the Trustee shall be acting at any time as the Collateral Agent, then it will be deemed to have resigned as Collateral Agent upon its replacement as Trustee pursuant to Section 7.08, and the successor Trustee shall select (or may act as) the replacement Collateral Agent.

(c) At all times when the Trustee is not itself the Collateral Agent, the Issuer will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.

ARTICLE 8

MODIFICATION AND WAIVER

Section 8.01. Without Consent of Holders. Notwithstanding Section 8.02, without the consent of any Holder of the Notes, the Issuer and the Trustee (and in the case of the Security Documents, the Collateral Agent) may amend or supplement the Indenture, the Notes and/or the Security Documents to:

(a) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any Holder of the Notes;

(b) provide for the assumption by a Surviving Person of the obligations of the Issuer under the Indenture and the Security Documents;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(ii)(B) of the Code);

(d) add Guarantees with respect to the Notes and release any Guarantees in accordance with the Indenture;

(e) further secure the Notes;

(f) add to the covenants of the Issuer for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer;

(g) make any change that does not adversely affect the rights of any Holder of the Notes;

(h) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA;

(i) conform the Indenture, the Security Documents, the Notes or the Note Guarantees to any provision of the “Description of the Notes” contained in the Offering Memorandum;

(j) provide for the issuance of Additional Notes in accordance with this Indenture;

(k) evidence and provide for the acceptance of the appointment of a successor Trustee under the Indenture; or

(l) amend the Security Documents to secure additional Debt to be Incurred by the Issuer or a Guarantor by Liens on the Collateral pursuant to the Security Documents if such Debt is permitted to be Incurred and secured by such Liens under this Indenture.

Section 8.02. With Consent of Holders. (a) The Indenture, the Notes and/or the Security Documents may be amended or supplemented by the Issuer and the Trustee (and in the case of the Security Documents, the Collateral Agent) with the consent of the registered Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and under 8.02(b) below) with the consent of the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding.

(b) Without the consent of each Holder of an outstanding Note, no amendment may:

(i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of, or change the time for, payment of interest on any Note;

(iii) reduce the principal of, or extend the Stated Maturity of, any Note;

(iv) make any Note payable in money other than that stated in the Note;

(v) impair the right of any Holder of the Notes to receive payment of principal of, premium and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vi) release Parent’s or any Guarantor’s Note Guaranty other than pursuant to the terms of the Indenture;

(vii) release any security interest that may have been granted in favor of the Holders of the Notes other than pursuant to the terms of such security interest;

(viii) subordinate the Notes in right of payment to any other Obligation of the Issuer;

(ix) reduce the redemption price, including any premium payable under paragraph 5 of the Notes or change the time at which any Note may be redeemed;

(x) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; provided, that, prior to the occurrence of a Change of Control, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive the requirement to complete a Change of Control Offer;

(xi) at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

(xii) effect a release of all or substantially all of the Collateral; or

(xiii) make any change in the provisions of the Security Documents dealing with the application of the proceeds of Collateral from the Lien under the Indenture and the Security Documents with respect to the Notes that would adversely affect the holders of the Notes.

(c) The consent of the Holders of the Notes shall not be necessary to approve the particular form of any proposed amendment. It shall be sufficient if such consent approves the substance of the proposed amendment.

(d) After an amendment that requires the consent of the Holders of Notes becomes effective, the Issuer is required to mail to each registered Holder of the Notes at such Holder’s address appearing in the Note register a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of the amendment.

(e) Upon the written request of the Issuer accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

Section 8.03. Compliance with Trust Indenture Act. Every amendment or supplement to the Indenture, the Note Guarantees or the Notes shall comply with the TIA as then in effect.

Section 8.04. Revocation and Effect of Consents. (a) After an amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder of a Note is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 8.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee (in accordance with the specific written direction of the Issuer) shall request the Holder of the Note (in accordance with the specific written direction of the Issuer) to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.06. Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article Eight if the amendment, supplement or waiver does not affect the rights, duties, liabilities or immunities of the Trustee. If it does affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplement or waiver. In signing or refusing to sign such amendment, supplement or waiver the Trustee shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating, in addition to the documents required by Section 12.04, that such amendment, supplement or waiver is authorized or permitted by the Indenture and is a legal, valid and binding obligation of the Issuer and the Guarantors, enforceable against the Issuer and the Guarantors in accordance with its terms (subject to customary exceptions).

ARTICLE 9

DISCHARGE OF INDENTURE; DEFEASANCE

Section 9.01. Discharge of Liability on Notes; Defeasance. (a) The Indenture will be discharged and will cease to be of further effect as to all Notes, issued hereunder when:

(i) either (x) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid by the Issuer, have been delivered to the Trustee for cancellation, or (y) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in

U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(ii) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(iii) the Issuer has paid or caused to be paid all sums payable by them under the Indenture; and

(iv) in the event of a deposit as provided in clause (i)(y) above, the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b) Subject to Section 9.01(e) and 9.02, the Issuer at any time may terminate all of its obligations under the Notes and the Indenture, and the Note Guarantees by each Guarantor (“Legal Defeasance”). The Issuer at any time may terminate (i) its obligations under Section 4.08 through 4.17 and Section 4.19; (ii) Sections 6.01(v), (vi), (vii) and (viii) (with respect only to the Significant Subsidiaries in the case of Sections 6.01(vii) and (viii)); and (iii) Section 5.01(a)(iv) (“Covenant Defeasance”) and thereafter any omission to comply with any covenant referred to in clause (i) or (iii) above will not constitute a Default or an Event of Default with respect to the Notes. Each Note Guaranty and the Liens under the Security Documents will be released upon Covenant Defeasance. The Issuer may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

(c) If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(iv) (with respect to the covenants listed under Section 9.01(b)(i)), or Section 6.01(a)(v), (vi), (vii), (viii) (with respect only to Significant Subsidiaries) and Section 6.01(ix) or because of a failure to comply with Section 5.01(a)(iv).

(d) Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(e) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.02, 2.03, 2.04, 2.06, 2.07, 2.08, 2.19, 7.07, 9.03, 9.04, 9.05 and 9.06 shall survive until such time as the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 9.03, 9.04, 9.05 and 9.06 shall survive.

Section 9.02. Conditions to Defeasance. The Legal Defeasance option or the Covenant Defeasance option may be exercised only if:

(a) the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

(b) the Issuer delivers to the Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in Section 6.01(vii) and (viii) occurs with respect to the Issuer or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(f) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the Legal Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that:

(i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii) since the date of the Indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(h) in the case of the Covenant Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Section 9.03. Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions. All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.02(a) in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 9.02(a) or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Nine to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon a request of the Issuer any money or U.S. Government Obligations held by it as provided in Section

9.02(a) which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.04. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Nine until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 9.01; provided that if the Issuer has made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

Section 9.05. Moneys Held by Paying Agent. In connection with the satisfaction and discharge of the Indenture, all moneys then held by any Paying Agent under the provisions of the Indenture shall, upon written demand of the Issuer, be paid to the Trustee, or if sufficient moneys have been deposited pursuant to Section 9.02(a), to the Issuer upon a request of the Issuer, and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

Section 9.06. Moneys Held by Trustee. Any moneys deposited with the Trustee or any Paying Agent or then held by the Issuer in trust for the payment of the principal of or premium, if any, or interest on any Note that are not applied but remain unclaimed by the Holder of such Note for two years after the date upon which the principal of or premium, if any, or interest on such Note shall have respectively become due and payable shall be repaid to the Issuer upon a request of the Issuer, or if such moneys are then held by the Issuer in trust, such moneys shall be released from such trust and the Holder of such Note entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Issuer for the payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided that the Trustee or any such Paying Agent, before being required to make any such repayment, may, at the expense of the Issuer, either mail to each Holder affected, at the address shown in the Note register maintained by the Registrar pursuant to Section 2.04, or cause to be published once a week for two successive weeks, in a newspaper published in the English language, customarily published each Business Day and of general circulation in the City of New York, New York, a notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing or publication, any unclaimed balance of such moneys then remaining will be repaid to the Issuer. After payment to the Issuer or the release of any money held in trust by the Issuer, Holders entitled to the money must look only to the Issuer for payment as general creditors unless applicable abandoned property law designates another Person.

ARTICLE 10

NOTE GUARANTIES

Section 10.01. The Note Guaranties. Subject to the provisions of this Article Ten, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on a senior secured basis, to the Holders and to the Trustee the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to a Change of Control Offer or Prepayment Offer or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture. Upon failure by the Issuer to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 10.02. Guaranty Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Indenture, any Security Document or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture, any Security Document or any Note;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Indenture, any Security Document or any Note;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Issuer for any reason of the Indenture, any Security Document or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03. Discharge; Reinstatement. Each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

Section 10.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that such Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Notes remains unpaid.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07. Limitation on Amount of Guaranty. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor (other than Parent and Intermediate Holdco) under its Note Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law

Section 10.08. Execution and Delivery of Guaranty. The execution by each Guarantor of the Indenture (or a supplemental indenture substantially in the form of Exhibit B) evidences the Note Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in the Indenture on behalf of each Guarantor.

Section 10.09. Release of Guaranty. The Note Guaranty of a Guarantor will terminate upon

(a) in the case of a Domestic Restricted Subsidiary of the Issuer, a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor otherwise permitted by the Indenture,

(b) in the case of a Domestic Restricted Subsidiary of the Issuer, the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary, or

(c) defeasance or discharge of the Notes, as provided in Article Nine hereto.

Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guaranty.

ARTICLE 11

SECURITY ARRANGEMENTS

Section 11.01. Security. (a) In order to secure the Obligations of the Issuer under this Indenture and the Notes, the Issuer will execute and deliver to the Trustee on or prior to the Issue Date each Security Document to which it is or is to be a party that is intended to be effective upon the Issue Date and create the Liens intended to be created thereunder, with the priority set forth therein and in the Intercreditor Agreement, on the Collateral. In order to secure the Obligations of each Guarantor under its Note Guaranty, this Indenture and the Notes, each Guarantor will execute and deliver to the Trustee on or prior to the Issue Date each Security Document to which it is or is to be a party that is intended to be effective upon the Issue Date and create the Liens intended to be created thereunder, with the priority set forth therein and in the Intercreditor Agreement, on the Collateral.

(b) Within 30 days after (i) any Restricted Subsidiary becomes a Guarantor in accordance with Section 4.14 or (ii) the Issuer or any Guarantor acquires any material property (other than Excluded Property) that is not automatically subject to a perfected security interest under the Security Documents, the Issuer or Guarantor shall notify the Collateral Agent thereof and, in each case at the sole cost and expense of the Issuer or Guarantor, execute and deliver to the Collateral Agent such mortgages, security agreement supplements and other documentation (in form and scope, and covering such Collateral (or, in the case of clause (i), all assets of such Guarantor other than Excluded Property) on such terms, in each case consistent with the mortgages, security agreements and other security documents in effect on the Issue Date), and take such additional actions (including any of the actions described in Section 4.19(b)), as the Collateral Agent may deem reasonably appropriate or advisable to create and fully perfect in favor of the secured parties under the Security Documents a valid and enforceable security interest in (and in the case of real property, mortgage lien on) such Collateral, which shall be free of any other Liens except for Permitted Liens (including, in the case of the Secondary Collateral, the first-priority Lien of the holders of Bank Obligations). Any security interest provided pursuant to this Section 11.01(b) shall be accompanied with such Opinions of Counsel to the Issuer as customarily given by Issuer’s counsel in the relevant jurisdiction, in form and substance customary for such jurisdiction. In addition, the Issuer shall deliver an Officer’s Certificate to the Collateral Agent certifying that the necessary measures have been taken to perfect the security interest in such property.

(c) The Issuer and the Guarantors shall comply with all covenants and agreements contained in the Security Documents.

(d) Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Documents, as the same may be amended from time to time pursuant to the provisions of the Indenture and the Security Documents.

(e) As among the Holders, the Collateral as now or hereafter constituted shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other by reason of differences in time of issuance, sale or otherwise, as security for the Obligations under this Indenture and the Notes.

(f) To the extent applicable, the Issuer will comply with Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuer and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Section 11.02. Cash Collateral Account. (a) The Issuer and the Guarantors shall deposit in the Cash Collateral Account the Net Available Cash from any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) of Primary Collateral having an aggregate fair market value of more than $25.0 million.

(b) All Casualty Proceeds received by the Collateral Agent, the Issuer or any Guarantor in respect of Primary Collateral shall be applied as follows:

(i) if the amount of such Casualty Proceeds is less than $25.0 million, such Casualty Proceeds shall be retained by the Issuer or the relevant Guarantor, as the case may be, and used to restore, repair, replace (including with an asset of like kind) or rebuild the asset in respect of which such Casualty Proceeds were received (to the extent required by the applicable Security Document) or otherwise such Proceeds may be used in accordance with Section 4.12(b) or Section 4.12(c); and

(ii) if the amount of such Casualty Proceeds is equal to or greater than $25.0 million, such Casualty Proceeds shall be deposited and held in the Cash Collateral Account and be released from that account as provided in Section 11.02(c) below.

(c) Amounts held in the Cash Collateral Account may only be released to the Issuer or the applicable Guarantor for use as permitted by Section 4.12(b) or Section 4.12(c) and, in the case of Section 4.12(c), will be released to the Issuer or the applicable Guarantor if remaining after the consummation of the Prepayment Offer.

(d) Notwithstanding the foregoing, the Issuer will not be required to deposit any Casualty Proceeds to the extent that it furnishes the Collateral Agent and the Trustee with an Officer’s Certificate certifying that it has invested an amount in compliance with Section 4.12(b) or Section 4.12(c) equal to, or in excess of, the amount of such proceeds in anticipation of receipt of such funds.

(e) The Issuer and Guarantors will be required to comply with the requirements of Section 11.05 before any Collateral held in the Cash Collateral Account may be released from the Lien of the Security Documents.

Section 11.03. Authorization of Actions to Be Taken. (a) Each Holder of a Note, by its acceptance thereof, is deemed to have authorized and empowered the Trustee to enter into the Security Documents, whether as Trustee or Collateral Agent, and to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents to which the Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(b) Subject to the provisions of Article 7 and the Intercreditor Agreement, the Trustee, in its sole discretion and without the consent of the Holders of Notes, may, or at the direction of the Holders of a majority in principal amount of the Notes then outstanding, the Trustee shall, direct on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) during the existence of an Event of Default, foreclose upon and take possession of all Collateral pursuant to, or take any other action to enforce, the provisions of the Security Documents;

(ii) enforce any of the terms of the Intercreditor Agreement and the Security Documents to which the Trustee or the Collateral Agent is a party; or

(iii) collect and receive payment of all obligations in respect of the Notes, the Note Guaranties and this Indenture.

Subject to the Intercreditor Agreement and Article 7, the Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens on the Collateral or the other rights under the Security Documents to which the Trustee or the Collateral Agent is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of such Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens or other rights under such Security Documents or hereunder or be prejudicial to the interests of Holders or the Trustee.

Section 11.04. Determinations Relating to Collateral. In the event (i) the Trustee shall receive any written request from the Issuer, a Guarantor or the Collateral Agent under any Security Document for consent or approval with respect to any matter or thing relating to any Collateral or the Issuer’s or such Guarantor’s obligations with respect thereto, (ii) there shall be due to or from the Trustee or the Collateral Agent under the provisions of any Security Document any material performance or the delivery of any material instrument or (iii) the Trustee shall become aware of any nonperformance by the Issuer or a Guarantor of any covenant or any breach of any representation or warranty of the Issuer or such Guarantor set forth in any Security Document, then, in each such event, the Trustee shall be entitled to hire experts, consultants, agents and attorneys to advise the Trustee on the manner in which the Trustee should respond, or direct the Collateral Agent to respond, to such request or render any requested performance or respond, or direct the Collateral Agent to respond, to such nonperformance or breach; provided that the Trustee’s right to direct the Collateral Agent to respond shall be subject to the terms of the Security Documents. The Trustee shall be fully protected in the taking of any action recommended or approved by any such expert, consultant, agent or attorney or agreed to by the Holders of a majority in principal amount of the outstanding Notes.

Section 11.05. Release of Liens. (a) The Liens on the Collateral securing the Notes will be released:

(i) upon payment in full of principal, interest and all other Obligations on the Notes issued under the Indenture or discharge or defeasance thereof (in accordance with Article 9);

(ii) upon release of a Note Guaranty (with respect to the Liens securing such Note Guaranty granted by such Guarantor);

(iii) in connection with any disposition of Collateral to any Person other than the Issuer or any of its Restricted Subsidiaries (but excluding any transaction subject to Section 5.01 or Section 5.02 where the recipient is required to become an obligor on the Notes or a Note Guaranty) that is permitted by the Indenture (with respect to the Lien on such Collateral); and

(iv) in the case of Secondary Collateral, as described in Section 5.01 of the Intercreditor Agreement.

(b) Upon delivery to the Trustee of an Officer’s Certificate requesting execution of an instrument confirming the release of the Liens pursuant to Section 11.05(a), accompanied by:

(i) an Opinion of Counsel confirming that such release is permitted by Section 11.05(a);

(ii) all instruments requested by the Issuer to effectuate or confirm such release; and

(iii) such other certificates and documents as the Trustee may reasonably request to confirm the matters set forth in Section 11.05(a),

the Trustee will, if such instruments and confirmation are reasonably satisfactory to the Trustee, promptly execute and deliver, such instruments.

(c) All instruments effectuating or confirming any release of any Liens will have the effect solely of releasing such Liens as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.

(d) The Issuer will bear and pay all reasonable costs and expenses associated with any release of Liens pursuant to this Section 11.04, including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or for the Collateral Agent.

(e) Any release of Collateral in accordance with the provisions of this Indenture, the Security Documents and the Trust Indenture Act will not be deemed to impair the security under this Indenture, and any engineer or appraiser may rely on this Section 11.04(e) in delivering a certificate requesting release so long as all other provisions of this Indenture and the Trust Indenture Act with respect to such release have been complied with.

Section 11.06. Replacement of Revolving Credit Agreement. If the Issuer at any time discharges its obligations under the Revolving Credit Agreement or the lenders thereunder release all Liens thereunder, and then the Issuer subsequently enters into a new Credit Facility, the Obligations under which are secured by Liens on assets of the Issuer and the Guarantors that do not (in whole or in part) constitute Permitted Liens (excluding for this purpose Permitted Liens under clauses (b) or (o) of the definition thereof), then (i) the new Credit Facility will be afforded the same priorities vis-à-vis the holders of the Notes with respect to the Liens as set forth in the existing Intercreditor Agreement (subject to compliance with the limits otherwise set forth in this Indenture (including Section 4.11) and the Intercreditor Agreement) and (ii) each Holder of a Note, by its acceptance thereof, is deemed to have authorized and empowered the Collateral Agent to enter into a new intercreditor agreement with such new creditors on terms and conditions substantially similar to the Intercreditor Agreement.

Section 11.07. Agreement for the Benefit of Holders of First Priority Liens. The Trustee and each Holder of Notes by accepting a Note agrees, that:

(a) The Liens on the Secondary Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subject to and subordinate in ranking to all present and future Liens on the Secondary Collateral with a first priority; and the Intercreditor Agreement will be enforceable by the holders of such first priority Liens, for the benefit of the holders of Obligations secured thereby, until the satisfaction pursuant to the terms thereof of all such Obligations outstanding at the time of such release.

(b) Without the necessity of any consent of the Trustee or any Holder of the Notes, the holders of the Bank Obligations may change, waive, modify or vary any Security Document relating to Secondary Collateral with respect to which such holders have a first priority Lien, subject to the limitations set forth in the Intercreditor Agreement; provided, that the Trustee shall be given notice of any such change, waiver, modification or variance.

(c) As among the agent under the Revolving Credit Agreement, the Trustee and the Holders of the Notes and the holders of the Bank Obligations, the holders of the Bank Obligations and the agent under the Revolving Credit Agreement will have the sole ability to control and obtain remedies with respect to all Secondary Collateral without the necessity of any consent or of any notice to the Trustee, or any such Holder, subject to the limitations set forth in the Intercreditor Agreement.

(d) Any or all Liens as set forth in, and granted under the Security Documents relating to the Secondary Collateral for the benefit of the Holders will be automatically (to the extent permitted by law) and simultaneously released, without the necessity of any consent of the Trustee or any Holders, upon a release of the first priority Liens on such Collateral, subject to the exceptions set forth in the Intercreditor Agreement.

Section 11.08. Notes and Note Guaranties Not Subordinated. The provisions of Sections 11.05 and 11.06 are intended solely to set forth the relative ranking, as Liens, of the Liens on the Secondary Collateral as against the Liens on the Primary Collateral. The Notes and the Note Guaranties are senior unsubordinated obligations of the Issuer and the Guarantors. Neither the Notes and the Note Guaranties nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the exercise of rights and remedies in respect of the Collateral, which are subject to the Intercreditor Agreement) are intended to be, or will ever be by reason of the provisions of Sections 11.05 and 11.06, in any respect subordinated, deferred, postponed, restricted or prejudiced.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Trust Indenture Act Controls. If any provision of the Indenture limits, qualifies or conflicts with another provision which is required to be included in the Indenture by the TIA, the required provision shall control. If any provision of the Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to the Indenture as so modified. If any provision of the Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from the Indenture.

The provisions of TIA §§ 310 through 317 that impose duties on any Person (including the provisions automatically deemed included unless expressly excluded by the Indenture) are a part of and govern the Indenture, whether or not physically contained herein.

Section 12.02. Notices. Except for notice or communications to Holders, any notice or communication shall be given in writing and when received if delivered in person, when receipt is acknowledged if sent by facsimile, on the next Business Day if timely delivered by a nationally recognized courier service that guarantees overnight delivery or two Business Days after deposit if mailed by first-class mail, postage prepaid, addressed as follows:

If to the Issuer:

Spansion LLC

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

Attn: Chief Financial Officer

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Fax: (650) 463-2600

Telephone: (650) 328-4600

Attn: Tad J. Freese, Esq.

If to the Trustee, Registrar or Paying Agent:

Wells Fargo Bank, National Association

707 Wilshire Blvd., 17th Floor

Los Angeles, CA 90017

Fax: (213) 614-3355

Telephone: (213) 614-2588

Attn: Maddy Hall

Such notices or communications shall be effective when received and shall be sufficiently given if so given within the time prescribed in the Indenture.

Notices or communications to a Guarantor will be deemed given if given to the Issuer.

The Issuer or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to him by first-class mail, postage prepaid, at his address shown on the Note register kept by the Registrar.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by the Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.

Section 12.03. Communications by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under the Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under the Indenture (except for the issuance of Notes on the Issue Date), the Issuer shall furnish to the Trustee: (i) an Officer’s Certificate (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with; and (ii) an Opinion of Counsel (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05. Statements Required in Certificate and Opinion. Each certificate (other than certificates provided pursuant to Section 4.06) and opinion with respect to compliance by or on behalf of the Issuer with a condition or covenant provided for in the Indenture shall include: (a) a statement that the Person delivering such certificate or opinion has read such covenant or condition; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (c) a statement that, in the opinion of such Person, it or he has made such examination or investigation as is necessary to enable it or him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 12.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or meetings of Holders. The Registrar and Paying Agent may make reasonable rules for their functions.

Section 12.07. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which (i) commercial banks in the City of New York are authorized or required by law to close or (ii) the New York Stock Exchange is not open for trading. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 12.08. Governing Law. The Indenture, the Note Guarantees and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

Section 12.09. No Adverse Interpretation of Other Agreements. The Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Issuer or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret the Indenture.

Section 12.10. Successors. All agreements of the Issuer or any Guarantors in the Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in the Indenture shall bind its successor.

Section 12.11. Multiple Counterparts. The parties may sign multiple counterparts of the Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 12.12. Separability. Each provision of the Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of the Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13. Table of Contents, Headings, Etc. The table of contents, cross-reference sheet and headings of the Articles and Sections of the Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused the Indenture to be duly executed all as of the date and year first written above.

SPANSION LLC, as Issuer

By:	/s/ Dario Sacomani
Name:	Dario Sacomani
Title:	Chief Financial Officer

SPANSION INC., as Guarantor

By:	/s/ Dario Sacomani
Name:	Dario Sacomani
Title:	Executive Vice President and Chief Financial Officer

SPANSION TECHNOLOGY INC., as Guarantor

By:	/s/ Dario Sacomani
Name:	Dario Sacomani
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Assistant Vice President

EXHIBIT A

CUSIP: [84649P AF2]1 [U85957 AC9]2 [84649P AG0]3

SPANSION LLC

No.	$

$[•] SENIOR SECURED FLOATING RATE NOTE DUE 2013

SPANSION LLC, a Delaware limited liability company, as issuer (the “Issuer”), for value received, promises to CEDE & CO. or registered assigns the principal sum of $             on June 1, 2013.

Interest Payment Dates: March 1, June 1, September 1 and December 1

Record Dates: February 15, May 15, August 15 and November 15

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect set forth at this place.

[1]	144A Note
[2]	Reg S Note
[3]	IAI Note

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

SPANSION LLC, as Issuer

By:
Name:
Title:

Certificate of Authentication

This is one of the Senior Secured Floating Rate Notes Due 2013 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

[FORM OF REVERSE OF NOTE]

SPANSION LLC

SENIOR SECURED FLOATING RATE NOTE DUE 2013

1. Interest. SPANSION LLC, a Delaware limited liability company, as issuer (the “Issuer”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of LIBOR (as defined below), reset quarterly on each Interest Payment Date, plus 3.125%, per annum, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee (as defined below). Interest hereon will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid or, if no interest has been paid, from and including May 18, 2007 to but excluding the date on which interest is paid. Interest shall be payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing September 1, 2007.4 The Issuer shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

“LIBOR” means, with respect to any quarterly interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period that appears on Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on the LIBOR determination date for that interest period. If such rate does not appear on Reuters Screen LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that interest period are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Issuer), at approximately 11:00 a.m., London time, on the LIBOR determination date for that interest period, in an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in that market at that time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Issuer), at approximately 11:00 a.m., New York City time, on the first day of that interest

[4]

With respect to Additional Notes, Interest will accrue from and including the most recent date to which interest has been paid if no interest has been paid, from and including the date such Additional Notes are issued.

period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that interest period and in an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in that market at that time. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, three-month LIBOR for that interest period will be the same as three-month LIBOR as determined for the previous interest period or, in the case of the quarterly interest period beginning on the Issue Date, three-month LIBOR will be 5.36%. The establishment of three-month LIBOR for each floating rate interest period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“LIBOR determination date” with respect to an interest period will be the second London banking day immediately preceding the first day of the relevant three-month interest period.

“London banking day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Reuters Screen LIBOR01” means the display designated on Reuters Screen LIBOR01, Inc. or any successor service or page for the purpose of displaying LIBOR offered rates of major banks, as determined by the Calculation Agent.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any holder of the Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuers, the Guarantors and the holders of the Notes.

2. Method of Payment. The Issuer will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on February 15, May 15, August 15 or November 15 immediately preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay to the Paying Agent principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debt, provided that if a Holder of at least $1,000,000 aggregate principal amount of Notes has given transfer instructions to the Issuer no later than 15 days immediately preceding the relevant due date for payment (or such date as the Trustee may accept in its discretion), the Issuer will pay, or cause to be paid by the Paying Agent, all principal and interest on the Holder’s Notes in accordance with those instructions. other payments on the Notes will be made by check mailed to the Holders at their address set forth in the register of Holders.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as a Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer may act as Paying Agent or Registrar.

4. Indenture; Note Guaranty. The Issuer issued the Notes under an Indenture dated as of May 18, 2007 (the “Indenture”), among the Issuer, Spansion Inc., a Delaware corporation, as guarantor, Spansion Technology Inc., a Delaware corporation, as guarantor, the other guarantors party hereto, and the Trustee. This is one of an issue of Notes of the Issuer issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Each Holder of a Note agrees to and shall be bound by such provisions. Capitalized and certain other terms herein and not otherwise defined have the meanings set forth in the Indenture.

The Notes are general obligations of the Issuer, secured by Liens on the Collateral pursuant to the Security Documents. The Indenture limits the original aggregate principal amount of the Notes to $550,000,000, but Additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes vote together for all purposes as a single class. This Note is guaranteed as set forth in the Indenture.

5. Optional Redemption. (a) Except as set forth below, the Notes will not be redeemable at the option of the Issuer prior to June 1, 2008. Starting on that date, the Issuer may redeem all or any portion of the Notes, at any time or from time to time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices for Notes redeemed during the 12-month period commencing on June 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2008	102%
2009	101%
2010 and thereafter	100%

(b) At any time and from time to time, prior to June 1, 2008, the Issuer may redeem up to a maximum of 35% of aggregate principal amount of the Notes (including any Additional Notes) with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 100% of the principal amount thereof, plus a premium (expressed as a percentage of principal amount) equal to the then-current interest rate applicable to the Notes, plus accrued and unpaid interest thereon, if to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

(c) The Trustee will select Notes called for redemption pursuant to this paragraph 5 on a pro rata basis as set forth in the Indenture; provided that no Notes of $1,000 or less shall be redeemed in part. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called redemption pursuant to this paragraph 5 become due on the date fixed for redemption. On and after the redemption interest stops accruing on Notes or portions of them called for redemption as, and to the extent, provided in Section 3.05 of the Indenture.

6. Notice of Redemption. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of principal amount thereof to be redeemed.

7. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Issuer shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.

8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and required by law or permitted by the Indenture. The Registrar shall not be required to exchange or register a transfer of any for a period of 15 days immediately preceding the redemption of Notes, except the unredeemed portion of any Note being redeemed in part.

9. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

10. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Issuer at its written request. After that, Holders entitled to the money must look to the Issuer for payment as general creditors unless an “abandoned property” law designates another Person.

11. Amendment, Supplement, Waiver, Etc. The Issuer and the Trustee (if a party thereto) may, without the consent of Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, omissions, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, providing for the assumption by a successor to the Issuer of its obligations under the Indenture and making any change that does not materially and adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of all Holders of the particular Notes to be affected.

12. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur additional Debt, pay dividends on, redeem or repurchase its Capital Stock, make certain investments, sell assets, create restrictions on the payment of dividends or other amounts to the Issuer from any Restricted Subsidiaries, enter into transactions with Affiliates, expand into unrelated businesses, create liens or consolidate or merge or sell all substantially all of the assets of the Issuer and its

Restricted Subsidiaries and requires the Issuer to provide reports to Holders of the Notes. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to the Indenture, the Issuer must annually report to the Trustee on compliance with such limitations.

13. Successor Obligor. When a successor assumes all the obligations of its predecessor under the Notes and Indenture and the transaction complies with the terms of Article Five of the Indenture, the predecessor will, except as provided in Article Five, be released from those obligations.

14. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.01(vii) or 6.01(viii) of the Indenture with respect to the Issuer, Parent or Intermediate Holdco) occurs and is continuing, the Trustee or the registered Holders of not less than 25% of the principal amount of the then outstanding, may, and the Trustee at the written request of such Holders shall, declare due and payable, if not already and payable, the principal of and any accrued and unpaid interest on all of the Notes by notice in writing to the Issuer, Parent or Intermediate Holdco and Trustee specifying the applicable Event of Default and that it is a “notice of acceleration”, and the same shall immediately become due and payable. If an Event of Default specified in Section 6.01(vii) and 6.01(viii) of the Indenture occurs with respect to the Issuer, Parent or Intermediate Holdco then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the except as provided in the Indenture. The Trustee may require indemnification satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal of, or interest on, the Notes) if it determines that withholding notice is in their best interests.

15. Trustee Dealings with the Issuer. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, may otherwise deal with the Issuer or its Affiliates, as if it were not Trustee.

16. No Recourse Against Others. No past, present or future director, officer, employee, member or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes.

17. Discharge. The Issuer’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on Notes to maturity or redemption, as the case may be.

18. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of the Note.

19. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The Trustee and the Issuer agree to submit to the jurisdiction of the courts of the State of New York action or proceeding arising out of or relating to the Indenture or the Notes.

20. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be to:

Spansion LLC

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

Fax: (408) 774-7443

Telephone: (408) 749-4000

Attn: Legal Department

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Fax: (650) 463-2600

Telephone: (650) 328-4600

Attn: Tad J. Freese, Esq.

ASSIGNMENT FORM

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint: ___________________________________________________________________________

as Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee: __________________________________________

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES

IN THE PRINCIPAL AMOUNT OF THIS GLOBAL NOTE

The following increases or decreases in the principal amount of this Global Note have been made:

Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such increase or decrease	Signature of authorized signatory of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Issuer pursuant to Section 4.08 or Section 4.12 of the Indenture, check the appropriate box:

☐ Section 4.08	☐ Section 4.12

If you want to have only part of the Note purchased by the Issuer pursuant to Section 4.08 or Section 4.12 of the Indenture, state the amount you elect to have purchased:

$
(multiple of $1,000)

Date:		Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.